Exhibit 10.1

NOTE PURCHASE AGREEMENT

by and among

NEPTUNE WELLNESS SOLUTIONs Inc.

as Company,

CCUR HOLDINGS, INC.

as Collateral Agent

and

the Purchasers from time to time party hereto

Dated as of January 12, 2023

312535771.2

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS		1
1.1	Definitions	1
Article 2 TERM LOANS		12
2.1	Purchase, Sale and Issuance of the Notes	12
2.2	Fees Payable	13
2.3	Closings	13
Article 3 INTEREST AND PAYMENTS		14
3.1	Interest	14
3.2	Redemption of Notes	15
3.3	Manner of Payment	16
Article 4 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS		17
4.1	Conditions to the Obligations of the Purchasers to Purchase the Initial Notes on the Initial Closing Date	17
4.2	Conditions to the Obligations of the Purchasers to Purchase the Delayed Draw Notes on the Second Closing Date	19
Article 5 CONDITIONS TO OBLIGATIONS OF THE LOAN PARTIES		20
5.1	Representations and Warranties	20
5.2	Compliance with this Agreement	20
Article 6 REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES		20
6.1	Existence and Power	20
6.2	Corporate Authorization; No Contravention	20
6.3	Governmental Authorization; Third Party Consents	21
6.4	Binding Effect	21
6.5	Litigation	21
6.6	Compliance with Laws	21
6.7	No Default or Breach	21
6.8	Title to Properties	21
6.9	Absence of Certain Changes	21
6.10	Taxes	22
6.11	Financial Condition	22
6.12	[Reserved]	23
6.13	Holding Subsidiaries	23
6.14	Investment Company/Government Regulations	23
6.15	Subsidiaries	24
6.16	Capitalization	24
6.17	Private Offering	24

i

6.18	Broker’s, Finder’s or Similar Fees	24
6.19	Labor Relations	24
6.20	Employee Benefit Plans	24
6.21	Intellectual Property	24
6.22	Potential Conflicts of Interest	26
6.23	FDA Regulatory	26
6.24	Debt	27
6.25	Material Contracts	27
6.26	Insurance	27
6.27	[Reserved]	27
6.28	Licenses and Approvals	27
6.29	OFAC; Special Economic Measures Act	27
6.30	Disclosure	28
6.31	No Default	28
6.32	Government Contracts	28
Article 7 REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS		28
7.1	Authorization; No Contravention	28
7.2	Binding Effect	28
7.3	No Legal Bar	28
7.4	Securities Laws	28
7.5	Governmental Authorization; Third Party Consent	29
Article 8 AFFIRMATIVE COVENANTS		29
8.1	Delivery of Financial and Other Information	29
8.2	Use of Proceeds	31
8.3	Notice of Default	31
8.4	Conduct of Business	31
8.5	Taxes and Claims	31
8.6	Insurance	31
8.7	Compliance with Laws	32
8.8	Maintenance of Properties	32
8.9	Audits and Inspection	32
8.10	Issue Taxes	32
8.11	Employee Benefit Plans.	32
8.12	Regulatory Compliance	33
8.13	[Reserved]	33
8.14	Delivery of Information by Holders	33
8.15	Execution of Supplemental Documents	33
8.16	[Reserved]	33
8.17	Post-Closing Covenants	33
8.18	Further Assurances	34
Article 9 NEGATIVE COVENANTS		34
9.1	Limitations on Debt.	34
9.2	Liens.	34

9.3	Restricted Payments	35
9.4	Loans	35
9.5	Investments	35
9.6	Mergers, Consolidations, Sales	35
9.7	Subsidiaries	36
9.8	Amendment to Organizational Documents	36
9.9	Restrictive Agreements	37
9.10	Capital Expenditures	37
9.11	Transactions with Affiliates	37
9.12	Additional Negative Pledges	37
9.13	Use of Proceeds	37
9.14	Fiscal Year and Accounting Changes	37
9.15	Limitations on Holding Subsidiaries	37
Article 10 AGENCY PROVISIONS		38
10.1	Appointment and Authority	38
10.2	Rights as a Holder	39
10.3	Exculpatory Provisions; Indemnification	39
10.4	Reliance	40
10.5	Delegation of Duties	40
10.6	Resignation of the Collateral Agent	40
10.7	Collateral Matters	41
10.8	Sharing of Collateral	41
10.9	Erroneous Payments	41
Article 11 EVENTS OF DEFAULT		44
11.1	Events of Default	44
11.2	Acceleration	45
11.3	Set-Off	45
11.4	Cumulative Remedies	46
Article 12 INDEMNIFICATION		46
12.1	Indemnification	46
12.2	Procedure; Notification	47
Article 13 MISCELLANEOUS		47
13.1	Survival of Representations and Warranties	47
13.2	Notices	48
13.3	Successors and Assigns	48
13.4	Amendment and Waiver	49
13.5	Signatures; Counterparts; Electronic Execution	49
13.6	Headings	50
13.7	GOVERNING LAW	50
13.8	JURISDICTION, JURY TRIAL WAIVER, ETC	50
13.9	Severability	50
13.10	Rules of Construction	50

13.11	Entire Agreement	51
13.12	Certain Expenses	51
13.13	Publicity	51
13.14	Further Assurances	51
13.15	No Strict Construction	51
13.16	Confidentiality	52
13.17	Interest Act (Canada) Disclosure.	52
13.18	“Interest” Reduction.	52
13.19	Québec Interpretation.	53
13.20	French Language.	53

Exhibits

A Form of Note

B Form of Budget Certificate

C Form of Common Share Purchase Warrant

D Form of Registration Rights Agreement

NOTE PURCHASE AGREEMENT

NOTE PURCHASE AGREEMENT, dated as of January 12, 2023, by and among NEPTUNE WELLNESS SOLUTIONS INC., a corporation incorporated under the Business Corporations Act (Québec) and domiciled in Canada (the “Company”), certain subsidiaries of the Company party hereto from time to time as Guarantors, CCUR HOLDINGS, INC., a Delaware corporation as collateral agent (in such capacity, “Collateral Agent”) and purchaser (and together with any other purchaser party hereto from time to time, the “Purchasers”).

STATEMENT OF PURPOSE:

WHEREAS, the Company wishes to sell to the Purchasers, and the Purchasers wish to purchase on the terms and conditions set forth herein, senior secured promissory notes issued by the Company to the Purchasers in an aggregate principal amount of $5,000,000, substantially in the form of Exhibit A hereto; and

WHEREAS, the Company is willing to secure all of the Obligations by granting to the Collateral Agent, for the benefit of the Holders, a Lien upon substantially all of its assets subject to any limitations set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Article 1
DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation (a) with respect to any such Person that is an entity, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person and (b) with respect to any such Person that is an individual, such individual’s spouse, lineal ancestors, lineal blood or adopted descendants, and any trust or other estate planning vehicle for any of their benefit or any entity in which only such persons own equity interests. A Person shall be deemed to control another Person if the controlling Person owns ten percent (10%) or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise. None of the Collateral Agent, Purchaser, the Holders nor any of their respective Affiliates shall be, or be deemed to be, an Affiliate of any Loan Party.

“Agreement” means this Note Purchase Agreement, including the exhibits and schedules attached hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Applicable Insolvency Laws” means the United States Bankruptcy Code (11 USC § 101, et seq.) and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the

United States or any political subdivision thereof or other applicable jurisdictions in effect from time to time.

“Assignment of Claims Act” means, collectively, the Assignment of Claims Act of 1940, as amended, any applicable rules, regulations and interpretations issued pursuant thereto and any amendments to any of the foregoing.

“Biodroga” means Biodroga Nutraceuticals Inc., a corporation incorporated under the Business Corporations Act (Québec) and domiciled in Canada.

“Biodroga Assets” means all assets and receivables of Biodroga.

“Biodroga LP” means Biodroga Nutraceuticals L.P., a limited partnership organized in Quebec and domiciled in Canada.

“Board” means the board of directors of the Company.

“Budget” means revenue, income statement and cash flow budgets and projections for the Company and its Subsidiaries, in each case, (i) prepared by management of the Company in good faith based upon reasonable assumptions, (ii) consistent in scope with the Financial Statements referred to in Section 6.11 and (iii) in form and substance reasonably satisfactory to the Required Holders.

“Budget Certificate” means a budget certificate in the form attached hereto as Exhibit B.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Capital Expenditure” means any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a balance sheet prepared in accordance with GAAP (including, without limitation, the capitalized portion of any software development costs), excluding (a) the cost of assets acquired pursuant to Capitalized Leases, (b) expenditures of insurance proceeds (or other similar recoveries) to rebuild or replace any asset after a casualty loss or cash awards of compensation arising from the taking of eminent domain or condemnation (c) leasehold improvement expenditures for which the Person is reimbursed promptly by the lessor.

“Capital Stock” means (a) any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise), and (b) any option, warrant, security or other right (including Debt securities or other evidence of Debt) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or security described in clause (a) above.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of any Person shall mean the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash” means the currency of the United States of America.

“Cash Equivalents” means (a) short-term obligations of, or fully guaranteed by, the United States of America or any agency or instrumentality thereof, (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business, and (d) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change of Control” means (i) the consummation of a merger, consolidation, reorganization, amalgamation, arrangement, sale of Capital Stock by the Company or any holder of the Company’s Capital Stock, sale or other disposition of all or substantially all of the consolidated assets of the Company (other than Permitted Asset Dispositions and Specified Asset Dispositions) that results in (A) any change in the selection or composition of a majority of the Board as in effect on the Initial Closing Date or (B) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) directly or indirectly owning or controlling in excess of fifty percent (50%) of the economic or voting interests of the Company that does not, as of the Initial Closing Date, directly or indirectly, own or control in excess of 50% of the voting interests of the Company, (ii) the failure of the Company to beneficially own and control, directly or directly, in the same manner it owns on the Initial Closing Date the Capital Stock of its Subsidiaries) on the Initial Closing Date (other than the Capital Stock of Biodroga or 9354-7537 Québec Inc., subject to the Company’s compliance with Section 3.2(d)(ii)), or (iii) the failure of the Company to maintain the power to elect a majority of the board of directors (or similar governing body) of each Subsidiary and to direct the management policies and decisions of each Subsidiary (including with respect to Sprout).

“Claims Assignment” means an assignment in a form approved by the Required Holders, properly completed and signed by an officer of the Company.

“Closing” has the meaning assigned to that term in Section 2.3.

“Closing Dates” has the meaning assigned to that term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Documents” means the Security Agreement, the Intellectual Property Security Agreements, each deposit account control agreement and each other agreement or writing pursuant to which the Company or any Subsidiary thereof purports to pledge or grant a security interest in any property or assets securing the Obligations, or any such Person purports to guarantee the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Commission” means the U.S. Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act or the applicable securities laws of such jurisdiction.

“Company” has the meaning given to that term in the preamble hereof and shall extend to all permitted successors and assigns of such Person.

“Confidential Information” means all information disclosed by a Loan Party that (a) relates to such Loan Party’s business, properties, liabilities (other than the Obligations), technology, Intellectual Property assets, trade secrets, inventions, know-how, software programs, software source documents, financial or business plans, financial projections and affairs, employment arrangements, financial statements, internal management tools and systems, products and product development plans, marketing plans, customers, clients and contracts, and (b) to the extent such information is provided following the Initial Closing Date (other than information provided as required by the terms of this Agreement, which shall be deemed to be Confidential Information), is designated by such Loan Party as confidential by means of appropriate markings. Confidential Information will not include any information or data (i) that has become publicly known through no wrongful act of the recipient of such information, (ii) has been received by the recipient from a third party not known by the recipient to be under any obligation of confidentiality to a Loan Party without breach by the recipient of this Agreement or any other agreement with any Loan Party, or (iii) has been approved for release by written authorization of such Loan Party.

“Cannabis Operations” means all cannabis disposal group assets listed on the Company’s balance sheet for the fiscal quarter ending June 30, 2022 and classified as assets held for sale in connection with the planned divestiture of the Canadian cannabis business (including, without limitation, (i) the licenses of any Subsidiary related to the ownership, production, sale or similar such rights in the operation of the Cannabis business and (ii) the manufacturing plant of the Company used in the operation of cannabis located at 795 Rue Pépin, Sherbrooke, QC J1L 2E9, Canada (the “Plant”).

“Cannabis Sale” has the meaning given to that term in Section 4.1(d).

“Controlled Group” means a “controlled group of corporations” (as defined in Section 1563(a) of the Code) in which the Company is a member.

“Contractual Obligations” means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise), other than a Note Document, to which such Person is a party or by which it or any of such Person’s property is bound.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Capitalized Lease Obligations of such Person; (f) all indebtedness of such Person referred to in clauses (a) through (e) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt (it being understood that if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such Debt or the fair market value of all property of such Person securing such Debt); and (g) all guaranties of such Person of any Debt of another Person.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning given to that term in Section 3.1(c).

“Delayed Draw Commitment Termination Date” means February 28, 2023.

“Delayed Draw Note” has the meaning set forth in Section 2.1(b).

“Delayed Draw Note Commitment” means, with respect to each Purchaser, the commitment, if any, of such Purchaser to purchase the Delayed Draw Notes, expressed as an amount representing the maximum principal amount of the Delayed Draw Notes to be purchased by such Purchaser. The amount of each Purchaser’s Delayed Draw Note Commitment is set forth on Schedule 2.1. The aggregate amount of the Purchasers’ Delayed Draw Note Commitment shall not exceed $1,000,000.00.

“Delayed Draw Note Commitment Fee” has the meaning given to that term in Section 2.2(c).

“Delayed Draw Purchase Price” has the meaning given to that term in Section 2.1(b).

“Distributions” by a Person means (a) dividends or other distributions on any now or hereafter outstanding Capital Stock of such Person, (b) the redemption, repurchase, defeasance or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock, and (c) any loans or advances (other than salaries, bonuses or reimbursement of employee expenses in the ordinary course of business), to any stockholder(s), partner(s) or member(s) of such Person.

“Dollar” and the sign “$” mean lawful money of the United States of America.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, Licenses, concessions, grants, franchises, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water, air or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof, including, without limitation, the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., and CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means a corporation that is or was a member of a controlled group of corporations with the Company within the meaning of Section 4001(a) or (b) of ERISA or Section 414(b) of the Code, a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) that is under common control with any Loan Party within the meaning of Section 414(m) of the Code, or a trade or business which together with any Loan Party is treated as a single employer under Section 414(o) of the Code.

“Erroneous Payment” has the meaning assigned to it in Section 10.9(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 10.9(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 10.9(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 10.9(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 10.9(e).

“Event of Default” has the meaning assigned to that term in Section 11.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Subsidiary” means each of (i) Sprout, (ii) the Inactive Affiliates and N Real Estate L.P., in each case, on the condition that such Person continues to hold no assets or carry on any activities other than assets or activities of the type permitted by Sections 6.13 and 9.15, and (iii) each other Subsidiary approved by the Required Holders in their sole discretion.

“Extraordinary Receipt” means any Cash received by or paid to or for the account of any Loan Party not in the ordinary course of business (and not consisting of proceeds described in any of Section 3.2(d)(i), (ii), (iii) or (v), proceeds of any equity or equity-linked financing or any other proceeds to the extent that such proceeds are received by any Loan Party in respect of any third party claim against such Loan Party for actual losses (and not any special, consequential or punitive damages) and applied to pay (or reimburse such Loan Party for its prior payment of) such claim plus related costs and expenses).

“FDA Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, Licenses, concessions, and other governmental restrictions relating to the ownership, testing, development, manufacture, packaging, processing, holding, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of food, cosmetic, and/or dietary supplement products, including without limitation, (i) the Federal Food, Drug and Cosmetic Act and all applicable regulations and requirements adopted by the U.S. Food and Drug Administration (“FDA”), (ii) the Organic Foods Production Act of 1990 and all other applicable statutes, regulations and requirements adopted by the U.S. Department of Agriculture (“USDA”); (iii) all applicable statutes enforced by the U.S. Federal Trade Commission (“FTC”) and the applicable FTC regulations and requirements; and (iv) any applicable requirements established by any other federal, state, county, city, local or foreign Governmental Authority responsible for regulating food, cosmetic, and/or dietary supplement products.

“Financial Statements” has the meaning given that term in Section 6.11(a).

“Fiscal Quarter” means in respect of a date as of which the applicable financial covenant is being calculated or financial report is being furnished, any fiscal quarter of a Fiscal Year (currently the three month periods ending on or about each March 31, June 30, September 30 and December 31 annually).

“Fiscal Year” means the fiscal year for financial accounting and reporting purposes of the Company (currently the fiscal year ending March 31).

“Funded Debt” means, as of any date of determination, all outstanding Debt of the types described in clauses (a), (b), (c), (d) and (f) of the definition of “Debt” as of such date.

“GAAP” means generally accepted accounting principles in effect within the United States from time to time, consistently applied, not giving effect to FASB ASC 842.

“Government” means the United States government or any agency, department or instrumentality thereof.

“Government Contract” means a Government Prime Contract or a Government Subcontract.

“Government Prime Contract” means any written agreement, commitment, contract or instrument or other binding arrangement between the Company and the Government where the Company is the prime contractor.

“Government Subcontract” means any written agreement, commitment, contract or instrument or other binding arrangement between the Company and any Person that is the prime contractor under a related contract with the Government where the Company is a subcontractor of such prime contractor.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, including, without limitation, any federal, state or local public utility commission, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor(s)” means each of the Company’s Subsidiaries (other than any Excluded Subsidiary) and each other Person, if any, that executes the Security Agreement, a guaranty or other similar agreement in favor of Collateral Agent, for ratable benefit of the Holders, in connection with the transactions contemplated by this Agreement and the other Note Documents.

“Holder” means each holder of a Note hereunder.

“Inactive Affiliates” means, collectively, Neptune Wellness Solutions, L.P., 9463-5521 Québec Inc., 9463-5463 Québec Inc., Neptune Wellness Brands Canada, L.P., 9463-5513 Québec Inc., Neptune Bio Nutraceuticals L.P. and Biodroga LP.

“Incremental Equity Issuance” means the sale by the Company of Capital Stock (not constituting Disqualified Equity) following the Initial Closing Date but prior to the Delayed Draw Commitment Termination Date.

“Indemnified Party” has the meaning given to that term in Section 12.1.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors (including any proceeding under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any Applicable Insolvency Law) or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of such creditors.

“Intellectual Property” has the meaning ascribed to such term in the Security Agreement.

“Interest Property License” has the meaning given to that term in Section 6.22(f).

“Intellectual Property Security Agreement” means each trademark security agreement, patent security agreement and copyright security agreement, between any Loan Party and the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Rate” has the meaning given to that term in Section 3.1(a).

“Liabilities” has the meaning given to that term in Section 12.1.

“Licenses” means all licenses, permits, authorizations, determinations, and registrations issued by any Governmental Authority to any Loan Party or any Subsidiary in connection with the conduct of its business.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, license, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease and including any exclusive or non-exclusive license of Intellectual Property).

“Loan Parties” means the Company and each Guarantor.

“Major Casualty Proceeds” means (i) the aggregate insurance proceeds received in Cash connection with one or more related events under any property insurance policy or business interruption insurance policy or (ii) any award or other compensation received in Cash with respect to any eminent domain, condemnation of property or similar proceedings (or any transfer or disposition of property in lieu of condemnation), if the amount of such aggregate insurance proceeds or award or other compensation exceeds $150,000, in each case, less (a) any out-of-pocket fees, costs and expenses reasonably incurred by the Company or any Subsidiary in connection therewith, (b) the amount of any Debt secured by a Permitted Lien on the related asset and discharged from the proceeds of such event, (c) any Taxes paid or reasonably estimated by the applicable Loan Party or Subsidiary to be payable by such Person as a consequence of such event (provided, that if the actual amount of Taxes actually paid is less than the estimated amount, the difference shall immediately constitute Major Casualty Proceeds), (d) the amount of any reserve established in accordance with GAAP (provided that such reserved amounts shall be Major Casualty Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in a corresponding amount) of any such reserve) and (e) proceeds, awards and compensation applied towards the repair, restoration or replacement of property or assets.

“Material Adverse Effect” means an effect that results in or causes (a) a material adverse change in, or a material adverse effect upon, the assets, liabilities, business, properties, operations, or condition (financial or otherwise) of the Company and its Subsidiaries, (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any of its Subsidiaries of any Note Document or (c) material adverse effect upon the validity of any Intellectual Property of the Company or its Subsidiaries or any of the Company’s or its Subsidiaries’ rights or interests in respect thereof or thereto, including but not limited to as a result of an adverse order, determination or decision by a Governmental Authority.

“Material Contract” means as of any date of determination, any written contracts, agreements, commitments and other Contractual Obligations of any Loan Party that accounts for five percent (5%) or more of the revenue of the Loan Parties, taken as a whole, over the twelve-month trailing period ending on such date.

“Maturity Date” has the meaning given to that term in Section 3.2(a).

“Moody’s” means Moody’s Investors Service, Inc.

“N Real Estate” means N Real Estate L.P., an Ontario limited partnership

“Neptune Holding” means Neptune Holding USA, Inc., a Delaware corporation

“Neptune Growth” means Neptune Growth Ventures, Inc., a Delaware corporation

“Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the Cash proceeds received by any Loan Party (or any Subsidiary) from or in respect of such transaction or event (including Cash proceeds of any non‑Cash proceeds of such transaction), less (i) any out‑of‑pocket expenses paid to a Person that are reasonably incurred by such Loan Party or Subsidiary in connection therewith, (ii) the amount of any reserve established (provided that such reserved amounts shall be Net Cash Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in a corresponding amount) of any such reserve) and (iii) taxes paid or payable or reasonably estimated to be paid or payable as a result thereof in that year or the next succeeding year.

“Notes” has the meaning given to that term in Section 2.1(a).

“Note Documents” means this Agreement, the Warrants, the Registration Rights Agreement, the Notes, the Collateral Documents and each other agreement, document or certificate delivered pursuant to this Agreement or the Notes, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means all obligations of every nature of the Company or any other Loan Party, as applicable, from time to time owed to the Collateral Agent or any Holder under the Note Documents, whether for principal, interest, fees, expenses, indemnification or otherwise; provided, however, for the avoidance of doubt, no obligations owing by any Loan Party to any Holder or any Affiliate of any Holder, or their respective successors or assigns, in respect of or pursuant to any equity investment made by any Holder or any Affiliate of any Holder, or their respective successors and assigns, in the Company or any other Loan Party shall be included in the Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means the limited liability company agreement or bylaws (as applicable), certificate or articles of formation or certificate or articles of incorporation (as applicable), shareholders’ agreement, membership agreement or any other agreements among equity holders that are known to the Company, and other similar organizational and governing documents of the Company and its Subsidiaries.

“Origination Fee” has the meaning given to that term in Section 2.2(b).

“Payment Recipient” has the meaning assigned to it in Section 10.9(a).

“Permitted Asset Disposition” means (i) dispositions of inventory or used, obsolete, worn-out or surplus equipment, all in the ordinary course of the Loan Parties’ business, (ii) dispositions of Cash and Cash Equivalents and (iii) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of the Loan Parties’ business.

“Permitted Liens” means those Liens permitted pursuant to Section 9.2.

“Person” means any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plant” has the meaning given to that term in the definition of “Plant Operations”.

“Premium” has the meaning given to that term in Section 3.2(d)(vi).

“Pro Forma Balance Sheet” has the meaning set forth in Section 6.1.

“Pro Rata Share” means, with respect to each Holder, the share of Notes held by such Holder in proportion to the aggregate outstanding Notes held by all Holders or each Holder’s unfunded commitment to purchase Notes in proportion to the aggregate commitment of all Holders to purchase Notes, as applicable.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchase Price” has the meaning given to that term in Section 2.1.

“Purchaser(s)” has the meaning given to that term in the preamble hereof.

“Registration Rights Agreement” means the Registration Rights Agreement to be dated as of the Initial Closing Date and entered into by the Company and such other Persons party thereto, in the form attached hereto as Exhibit D.

“Related Person(s)” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Holders” means the Holders of more than fifty percent (50%) of the outstanding principal balance of the Notes.

“Requirements of Law” means as to any Person, provisions of the Organizational Documents of such Person, or any law, treaty, code, rule, regulation, right, policy having compulsory effect, privilege, qualification, License or franchise or determination of an arbitrator or a court or other Governmental Authority, including without limitation the FDA Laws and the rules and regulations of the Commission, in each case applicable to such Person or any of such Person’s property or to which such Person or any of such Person’s property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/
enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

“Security Agreement” means the Guarantee and Security Agreement, among the Loan Parties, the Collateral Agent, and the other parties thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Specified Asset Disposition” means any sale or other consensual disposition of (i) all or part of the Capital Stock of Biodroga or (ii) all or any substantial portion of the Biodroga Assets, in each case, excluding all Permitted Asset Dispositions.

“Sprout” means Sprout Foods, Inc., a Delaware corporation.

“Sprout Incremental Note” has the meaning given to that term in Section 8.17(c).

“S&P” means S&P Global Ratings.

“Subsidiary” means, with respect to any Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

“Tax” means (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on-minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto and (b) liability for the payment of any amounts of the type described in clause (a) as a transferee or successor, by contract, from any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, or otherwise.

“Tax Return” means any return, declaration, report, or information return or statement relating to Taxes required to be filed with a Governmental Authority responsible for the administration of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” means, collectively, (a) the issuance of the Notes and (b) the payment of all fees and expenses in connection therewith.

“Warrants” means the five-year warrants issued to the Holders on the Initial Closing Date, granting such Holders the right to purchase up to 850,000 shares of Common Stock of the Company, in the form attached hereto as Exhibit C.

Article 2
TERM LOANS

2.1 Purchase, Sale and Issuance of the Notes.

(a) Initial Notes. Subject to the terms and conditions herein set forth, on the Initial Closing Date, the Company will issue to the Purchasers, and each Purchaser will acquire, severally and not jointly, from the Company senior secured promissory notes in the applicable principal amount set forth to such Purchaser’s name on Schedule 2.1 hereto (the “Purchase Price”). The $4,000,000 in aggregate principal amount of senior secured promissory notes to be issued on the Initial Closing Date are referred to herein as the “Initial Notes”.

(b) Delayed Draw Notes.

(i) On or before the Delayed Draw Commitment Termination Date, and subject to satisfaction of the conditions set forth in Section 4.2, the Company may request that the Purchasers purchase, severally and not jointly, from the Company additional senior secured promissory notes to be issued on the Second Closing Date (the “Delayed Draw Notes”, and together with the Initial Notes, the “Notes”) in an aggregate principal amount not to exceed the lesser of (i) $1,000,000 and (ii) 25% of the proceeds actually received from the Incremental Equity Issuance (the “Delayed Draw Purchase Price”) of the Company on or before the Delayed Draw Commitment Termination Date.

(ii) The Company may request the issuance of Delayed Draw Notes by sending an irrevocable written notice to the Purchasers not later than noon (New York City time) of such request. Each such notice must (A) specify a reasonably detailed calculation of the Delayed Draw Purchase Price, (B) specify the requested funding date for the Second Closing Date and (C) certify that (I) immediately before and after giving effect to the Second Closing Date giving effect to such issuance of Delayed Draw Notes, no Default or Event of Default shall have occurred or be continuing and (II) all of the conditions to the funding of the Delayed Draw Note set forth in Section 4.2 shall be satisfied.

(iii) Each Holder shall purchase each Delayed Draw Note issued hereunder on the proposed Second Closing Date thereof by wire transfer of immediately available funds by 3:00 p.m. (New York City time) to the account of the Company most recently designated by it for such purpose by notice to the Holders. The Delayed Draw Notes issued to the Holders on the Second Closing Date shall be purchased by the Holders ratably in accordance with their respective Delayed Draw Note Commitments. The failure of any Holder to pay its Pro Rata Share of such Delayed Draw Purchase Price or portion thereof required to be made by it shall not relieve any other Holder of its obligations hereunder; provided, that the Delayed Draw Note Commitments of the Holders are several and no Holder shall be responsible for any other Holder’s failure to purchase its Pro Rata Share of the Delayed Draw Note as required.

(iv) The Delayed Draw Notes shall constitute Notes under, and shall be entitled to all the benefits afforded by, this Agreement and the other Note Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Note Documents. The Company shall take any actions reasonably required by the Purchaser to ensure and demonstrate that the Liens and security interests granted by the Note Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Delayed Draw Notes.

2.2 Fees Payable.

(a) Reimbursement of Expenses. At each Closing, the Company agrees to reimburse the Purchasers’ reasonable fees and expenses (including, without limitation, fees, charges and disbursements of professionals and consultants, and other out-of-pocket expenses, including, without limitation, travel expenses), incurred in connection with (i) the negotiation and execution and delivery of this Agreement and the Note Documents, (ii) Purchasers’ due diligence investigation, and (iii) the other transactions contemplated by this Agreement and the Note Documents (including filings or other actions required to perfect the security interests granted under the Collateral Documents); provided that in no event shall the Company be required to reimburse any fees or expenses pursuant to this clause (a) in connection with the origination of the Notes issued on the date hereof in an amount in excess of $125,000.

(b) Origination Fee. At the Initial Closing, the Company shall pay to the Purchasers a fee in the aggregate amount of $250,000 (the “Origination Fee”) allocated to each Purchaser pro rata based on such Purchaser’s commitment as set forth on Schedule 2.1 hereto, which shall be non-refundable and fully earned on the Initial Closing Date, and the Company hereby authorizes Purchasers to withhold their respective Origination Fee from the delivery of their respective portion of the Purchase Price.

(c) Delayed Draw Note Commitment Fee. The Company shall pay a commitment fee (the “Delayed Draw Notes Commitment Fee”) to the Purchasers on a pro rata basis in accordance with the amounts set forth next to the Purchasers’ names on Schedule 2.1 under “Delayed Draw Notes”, which shall accrue at a rate of eight and one-quarter percent (8.25%) per annum multiplied by the aggregate amount of all unfunded Delayed Draw Note Commitments (as may be reduced from time to time), based on the average daily amount of the Delayed Draw Note Commitments from the Initial Closing Date through the Delayed Draw Commitment Termination Date. The Delayed Draw Notes Commitment Fee shall cease to accrue as of the earlier of (i) the Second Closing and (ii) the Delayed Draw Commitment Termination Date. Accrued Delayed Draw Note Commitment Fees shall be payable on each Interest Payment Date (as defined in Section 3.1(a) below) and on the date on which the Delayed Draw Note Commitments terminate, commencing on the first such date to occur after the date hereof. All Delayed Draw Note Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.3 Closings

(a) The purchase and issuance of the Initial Notes, the issuance of the Warrants and the execution and delivery of the Registration Rights Agreement shall take place at the closing (the “Initial Closing”) on the date hereof (the “Initial Closing Date”). At the Initial Closing, the Company shall deliver the Initial Notes to the Collateral Agent of the Initial Purchase Price, which is payable by wire transfer of immediately available funds.

(b) The purchase and issuance of the Delayed Draw Notes, if any, shall take place at a closing (the “Second Closing”) on the date requested pursuant to Section 2.1(b) (the “Second Closing Date”), in each case subject only to the satisfaction of the applicable conditions set forth in Section 2.1(b) and Article 4. The Initial Closing and the Second Closing are referred to herein collectively as “Closings” and each of the Initial Closing Date and Second Closing Date are referred to herein collectively as “Closing Dates”. On the Second Closing Date, the Company shall deliver the Delayed Draw Note to the applicable Purchaser, and such Purchaser shall deliver its respective portion of the Delayed Draw Purchase Price, which is payable by wire transfer of immediately available funds.

Article 3
INTEREST AND PAYMENTS

3.1 Interest.

(a) Interest Rate; Payments. Interest on the sum of the outstanding principal amount of each Note (including any previously compounded PIK Interest thereon plus any default interest added thereto pursuant to Section 3.1(b)) shall accrue from the applicable Closing Date until full and final repayment of the principal amount of such Note and the payment of all interest in full at the rate of sixteen and one-half percent (16.5%) per annum (the “Interest Rate”), of which (i) for the first six Interest Payment Dates following the Initial Closing Date, the full sixteen and one-half percent (16.5%) shall be paid in kind as set forth in Section 3.1(d) below (“PIK Interest”) and (ii) thereafter, such payments shall be made in Cash (the “Cash Rate”) in an aggregate amount equal to the Interest Rate. Interest shall be computed on the basis of the actual number of days elapsed and a 360-day year. On the last Business Day of each calendar month in which the Notes are outstanding, commencing on January 31, 2023, the Company shall pay in arrears, as applicable, (i) in Cash by ACH or automatic bank draft accrued interest on the outstanding principal amount of the Notes in an amount equal to the interest due and payable at the Cash Rate and (ii) all PIK Interest then accrued shall be added to the principal amount of the Note pursuant to Section 3.1(d). If any day on which Cash interest is to be paid is not a Business Day, such interest shall be paid on the next succeeding Business Day to occur following such date. Each date upon which interest shall be so payable, an “Interest Payment Date”.

(b) Default Rate of Interest. Notwithstanding the foregoing provisions of this Section 3.1, but subject to any applicable Requirement of Law, during the occurrence of any Event of Default, upon notice from the Required Holders (which notice shall not be required in connection with an Event of Default pursuant to Sections 11.1(a), (h) or (i)), the outstanding principal amount of the Note shall bear interest from the date such Event of Default occurred until such Event of Default is cured or waived at a rate equal to twenty-four percent (24%) per annum (the “Default Rate”). The portion of the Default Rate in excess of the Interest Rate shall be payable in cash on demand.

(c) No Usurious Interest. In the event that any interest rate(s) provided for in this Section 3.1, shall be determined to exceed any limitation on interest under any applicable Requirement of Law, such interest rate(s) shall be computed at the highest rate permitted by such Requirement of Law. Any payment by the Company of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of the affected Notes without prepayment premium or penalty, provided that if no such principal amount is outstanding, such excess shall be returned to the Company.

(d) PIK Interest. On each Interest Payment Date whereupon any such PIK Interest is not paid in cash (regardless of whether such date is a Business Day), all such unpaid interest shall be added to the principal amount of the Note and shall thereafter be treated as principal for all purposes and shall be payable with the first payment of the principal amount of the Note if not otherwise paid prior to such date; provided, that all accrued PIK Interest shall accrue cumulatively whether or not the Company shall have capital, surplus, earnings or other amounts sufficient to lawfully pay such amounts.

3.2 Redemption of Notes.

(a) Maturity Date. The Company shall redeem the Notes on the earliest to occur of (i) January 12, 2024 (the “Scheduled Maturity Date”) or (ii) acceleration of the Note in accordance with the terms hereof (the earlier of clauses (i) and (ii), the “Maturity Date”), by payment in Cash in full of the entire outstanding principal balance thereof, together with any unpaid interest accrued thereon to such date.

(b) Prepayment; Prepayment Premium. The Company may prepay or redeem the entire balance of the Notes, in whole or in part, subject to the payment of the Premium, but without any other premium or penalty.

(c) Optional Redemption by the Holders. Upon the occurrence of a Change of Control (and concurrent with the closing of any such transaction), each Holder may elect to sell to the Company and the Company shall be required to purchase all Notes held by such Holder in full by payment of an amount equal to (i) the unpaid principal balance thereof, plus (ii) all unpaid interest accrued thereon through the date of redemption, plus (iii) all outstanding and unpaid fees and expenses payable by the Company to such Holder through the date of redemption, plus (iv) the Premium.

(d) Mandatory Prepayments. The Company shall prepay the Notes in the following amounts and at the following times, including the Premium.

(i) Casualty and Other Insurance Proceeds. Within five (5) Business Days after any Loan Party or any Subsidiary other than Sprout (or Collateral Agent as loss payee or assignee) receives any Major Casualty Proceeds, an amount equal to one hundred percent (100%) of such Major Casualty Proceeds.

(ii) Specified Asset Disposition Proceeds. Within five (5) Business Days after any Loan Party or any Subsidiary other than Sprout receives the proceeds of a Specified Asset Disposition that is consummated (I) on or prior to March 31, 2023, the Company shall prepay the Notes with the Net Cash Proceeds thereof in an amount equal to fifty percent (50%) of the Notes outstanding under this Agreement on the date of such sale or (II) at any time after March 31, 2023, the Company shall prepay $1,000,000 of the Notes; provided, that if the Company does not consummate a Specified Asset Disposition on or prior to March 31, 2023, it shall be obligated to prepay $2,000,000 in principal amount of the outstanding Notes, and such payment shall not release the Company from its obligation to further prepay the Notes pursuant to clause (II) above.”

(iii) Debt Financing Proceeds. Within five (5) Business Days after any Loan Party or any Subsidiary other than Sprout receives the proceeds of any financings by the issuance of Debt (other than Permitted Debt), the Company shall prepay the Notes in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such financing.

(iv) Extraordinary Receipts. Within five (5) Business Days of the receipt by any Loan Party or any Subsidiary other than Sprout of any Extraordinary Receipt, in an amount equal to the Net Cash Proceeds of such Extraordinary Receipt.

(v) Sprout Pledged Debt. Within five (5) Business Days of the receipt by any Credit Party of any payment, whether of principal, interest, fees or any other proceeds from Sprout relating, directly or indirectly, to the Sprout Pledged Debt, the Company shall prepay the Notes in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such payment.

(vi) Premium. In the event that the principal amount of the Notes or the Obligations are paid, repaid or prepaid (whether on or before the Maturity Date, or before or after acceleration or the occurrence of an Event of Default pursuant to Section 11.1(h) or Section 11.1(i)), or the Notes cease to otherwise be outstanding, then, on the effective date of such payment, prepayment or repayment or on the date on which the Notes cease to be outstanding, the Company shall pay to the Holders, in addition to all other Obligations, a premium (the “Premium”) in an amount equal to ten percent (10%) of the principal amount of Notes being repaid (other than principal in respect of PIK Interest), less the aggregate amount of Cash Interest paid on the Notes being repaid on or before the date of such prepayment. For the avoidance of doubt, in no event shall the Company be obligated to make any payments of Premium in an aggregate amount in excess of $500,000, if the Second Closing occurs and as a result $5,000,000 in aggregate principal amount of Notes are issued, or $400,000, if the Second Closing does not occur.

Any Premium payable in accordance with this Section 3.2 shall be presumed to be equal to the liquidated damages sustained by the Holders as the result of the occurrence of any event triggering the prepayment of such Premium and the Company agrees that it is reasonable under the circumstances currently existing. The parties hereto acknowledge that the Premium shall survive acceleration of the Obligations and/or the occurrence of any Insolvency Proceeding, and shall automatically accrue to the principal amount of the Notes and shall constitute part of the Obligations for all purposes herein. If the Notes are accelerated for any reason pursuant to the terms herein, the Premium shall be calculated as if the date of acceleration of the Notes was the date of prepayment of the Notes. THE COMPANY EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY ACCELERATION. The Company expressly agrees that: (A) the Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Holders and the Company giving specific consideration in this transaction for such agreement to pay the Premium; (D) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (E) the Company’s agreement to pay the Premium is a material inducement to Holders to purchase the Notes; and (F) the Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of Holders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Holders or profits lost by the Holders as a result of such event triggering payment of the Premium.

(e) Acceleration. In addition, the Notes shall be subject to acceleration as set forth in Section 11.2.

3.3 Manner of Payment.

(a) Unless otherwise specifically stated herein, all payments hereunder shall be made in Cash. All fees, interest, premium and principal payable in Cash in respect of the Notes shall be paid by automatic bank draft or wire transfer of immediately available funds to an account at a bank designated in writing by the Holder of each of the Notes. In the absence of any such written designation, any such payment shall be deemed made on the date a check in the applicable amount payable to the Holder thereof is received by such Holder at its last address as reflected in the Note Register (as defined in the Notes).

(b) All payments made by the Company (pursuant to this Article 3 or otherwise) upon the Obligations relating to the Notes and all net proceeds from the enforcement of the Obligations shall be applied (i) first, to that portion of the Obligations constituting fees, indemnities and expenses (including attorney fees) payable to the Holders, (ii) second, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Notes, (iii) third,to the Premium, (iv) fourth, to the payment of that portion of the Obligations constituting unpaid principal of the Notes, (v) last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by any Requirements of Law.

(c) Subject to Section 3.3(b), all payments made by the Company upon the Notes (including, without limitation, payments of principal if prepaid or upon earlier acceleration) shall be paid proportionally among the Holders of the Notes, based upon the outstanding principal amounts of such Notes.

Article 4
CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS

4.1 Conditions to the Obligations of the Purchasers to Purchase the Initial Notes on the Initial Closing Date. The obligation of each Purchaser to purchase its respective Initial Note, fund its respective portion of the Initial Purchase Price on the Initial Closing Date and perform any obligations hereunder shall be subject to the reasonable satisfaction as determined by, or waived by, the Purchaser of the following conditions on or before the Initial Closing Date, as applicable; provided, that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant, as specifically set forth elsewhere in this Agreement, or of any misrepresentation by the Company.

(a) Representations and Warranties. The representations and warranties contained in Article 6 hereof shall be true and correct in all material respects at and as of such Closing Date after giving effect to the Transactions.

(b) Compliance with this Agreement. The Company shall have performed and complied with all of its agreements and conditions set forth or contemplated herein and the other Note Documents in all material respects that are required to be performed or complied with by the Company on or before such Closing Date, there shall be no Default under this Agreement and the Collateral Agent shall have received at the Closing a certificate to the foregoing effect, dated the Initial Closing Date, and executed by the chief executive officer or chief financial officer on behalf of the Company.

(c) Secretary’s Certificates. The Collateral Agent shall have received a certificate from each Loan Party, dated as of the Initial Closing Date and signed by the secretary, an assistant secretary, the chief financial officer or the chief executive officer of such Loan Party, as applicable, certifying (i) that the attached copies of the Organizational Documents of such Loan Party and resolutions of the board of directors or similar governing body of such Loan Party approving the Note Documents to which it is a party and the Transactions are all true, complete and correct and remain unamended and in full force and effect and (ii) the incumbency and specimen signature of each officer of such Loan Party executing any Note Document to which it is a party or any other document delivered in connection herewith and therewith on behalf of such Loan Party.

(d) Sale of Cannabis Operations. The Company shall have consummated the sale of the Company’s Cannabis Operations (including the sale of the Plant) (the “Cannabis Sale”) on terms and in form reasonably satisfactory to the Collateral Agent.

(e) Documents. The Collateral Agent shall have received true, complete and correct copies of the Note Documents, the Warrants and the Registration Rights Agreements signed by each Loan Party party thereto.

(f) Good Standing Certificates. The Company shall have delivered to the Collateral Agent as of a date not more than fifteen (15) days before the Initial Closing Date, good standing certificates and/or certificates of existence, as the case may be, for each Loan Party for which such a certificate is issuable by a Governmental Authority for such Loan Party’s jurisdiction of incorporation or formation and all other jurisdictions where it does business.

(g) Budget. The Loan Parties shall have delivered to the Collateral Agent on or before the Initial Closing Date a draft Budget in the form which is to be presented to the Board of Directors of Borrower, which shall cover (i) the consolidated operations of Borrower and its Subsidiaries, and (ii) the consolidating cash flow of each of Biodroga and Sprout, in each case for Fiscal Year 2023, in form and substance reasonably satisfactory to the Collateral Agent.

(h) No Litigation. No action, suit or proceeding before any court or any Governmental Authority shall have been commenced or threatened in writing, no investigation by any Governmental Authority shall have been commenced and no action, suit or proceeding by any Governmental Authority shall have been threatened in writing against Purchaser or the Loan Parties, in any such case seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions.

(i) Fees, Etc. On the Initial Closing Date, the Company shall have paid to the Purchasers and Collateral Agent all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) payable to the Purchasers and Collateral Agent in accordance with the terms of the Note Documents.

(j) Consents. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Loan Parties reasonably necessary in connection with the execution, delivery or performance by the Loan Parties, or enforcement against the Loan Parties, of the Note Documents to which they are a party shall have been made or obtained and be in full force and effect, and the Collateral Agent shall have been furnished with appropriate evidence thereof.

(k) Sprout Debt. (A) The Collateral Agent shall have received a written acknowledgement by NH Expansion Credit Fund Holdings LP, as collateral agent for the holders of certain notes issued by Sprout, in a form reasonably acceptable to the Collateral Agent, regarding, among other things, the ability of Neptune Growth Ventures, LLC (“NGV”), a Subsidiary of the Company, to grant to the Collateral Agent a lien on NGV’s interest in all Debt of Sprout that is payable to the Company or any of its Domestic Subsidiaries (whether in existence as of the Initial Closing Date or as may be incurred hereafter (including, without limitation, the Sprout Incremental Note and any investments permitted under Section 9.5(g) or (h)), “Sprout’s Pledged Debt”) and the ability, upon the occurrence of a default on Sprout’s Pledged Debt or an Event of Default, of NGV to assign or otherwise transfer Sprout Pledged Debt to the Collateral Agent.

(B) The Collateral Agent shall have received instruments evidencing Sprout’s Pledged Debt required to be pledged pursuant to the Note Documents, indorsed in blank to the Collateral Agent or accompanied by an allonge indorsement in blank.

(l) Movable Hypothec and Assignment of Claims. The Collateral Agent shall have received confirmation that a Movable Hypothec and Assignment of Claims in favor of the Collateral Agent shall have been executed and delivered by the Loan Parties and Subsidiaries governed by the laws of Canada or any province thereof before a notary of the Province of Quebec, Canada with respect to all of their respective movable assets and accounts receivable and duly registered in the Quebec Register of Personal and Movable Real Rights, with no intervening registrations since the date of the searches carried out by Canadian counsel.

(m) Movable Hypothec with Delivery. The Collateral Agent shall have received confirmation that a Movable Hypothec with Delivery in favor of the Collateral Agent shall have been executed and delivered by the Loan Parties and Subsidiaries governed by the laws of Canada or any province thereof before a notary of the Province of Quebec, Canada respecting all shares and securities held by such persons and there has been delivery to the Collateral Agent of certificates representing such shares and securities.

(n) Additional Documents. The Collateral Agent shall have received each additional document, instrument or other item reasonably requested.

4.2 Conditions to the Obligations of the Purchasers to Purchase the Delayed Draw Notes on the Second Closing Date. The obligation of each Purchaser to purchase its respective Delayed Draw Note, fund its respective portion of the Delayed Draw Purchase Price on the Second Closing Date and perform any obligations hereunder shall be subject to the reasonable satisfaction as determined by, or waived by, such Purchaser of the following conditions on or before the Second Closing Date, as applicable; provided, that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant, as specifically set forth elsewhere in this Agreement, or of any misrepresentation by the Company.

(a) Representations and Warranties. The representations and warranties contained in Article 6 hereof shall be true and correct in all material respects at and as of such Closing Date after giving effect to the Second Closing Date.

(b) Delayed Draw Commitment Termination Date. The Delayed Draw Commitment Termination Date shall not have occurred.

(c) Delayed Draw Note Request. The requested amount of Delayed Draw Notes shall not exceed the maximum amount permitted pursuant to Section 2.1(b).

(d) Compliance with this Agreement. The Company shall have performed and complied with all of its agreements and conditions set forth or contemplated herein and the other Note Documents in all material respects that are required to be performed or complied with by the Company on or before such Closing Date, there shall be no Default or Event of Default under this Agreement and the Collateral Agent shall have received at the Closing a certificate to the foregoing effect, dated the Second Closing Date, and executed by the chief executive officer or chief financial officer on behalf of the Company.

(e) Fees, Etc. On the Second Closing Date, the Company shall have paid to the Purchasers and Collateral Agent all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) payable to the Purchasers and Collateral Agent in accordance with the terms of the Note Documents.

(f) Capital Raise. (i) The Company shall have received up to $5,000,000 in proceeds from the Incremental Equity Issuance by no later than January 31, 2023; (ii) the Collateral Agent shall have received evidence of the proceeds actually received from the Incremental Equity Issuance; and (iii) the Company shall have delivered executed versions of all definitive documentation consummated in connection with the Incremental Equity Issuance in advance of the Second Closing Date and in form and substance reasonably satisfactory to the Collateral Agent.

(g) Additional Documents. The Collateral Agent shall have received each additional document, instrument or other item reasonably requested.

Article 5
CONDITIONS TO OBLIGATIONS OF THE LOAN PARTIES

The obligations of the applicable Loan Parties to issue the Notes and to perform their other obligations hereunder on each Closing Date shall be subject to the reasonable satisfaction as determined by, or waived by, the Company of the following conditions on or before such Closing Date:

5.1 Representations and Warranties. The representations and warranties of each Purchaser contained in Article 7 hereof shall be true and correct in all material respects at and as of such Closing Date as if made at and as of such date (and if as of another date, then as of such other date).

5.2 Compliance with this Agreement. Each Purchaser shall have performed and complied in all material respects with all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by it on or before such Closing Date.

Article 6
REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

The following representations and warranties by the Company to the Purchasers are qualified by the Disclosure Schedules, which set forth certain disclosures concerning the Company and its business. The Company hereby represents and warrants to the Purchaser as of the date hereof as follows:

6.1 Existence and Power. Each Loan Party that is not a natural Person: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged, except to the extent that the failure to so own, operate, lease or conduct would not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign entity, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify would not result in a material liability to the Company or any of its Subsidiaries and (d) has the power and authority to execute, deliver and perform its obligations under each Note Document to which it is or will be a party and to borrow hereunder. The jurisdictions in which each Loan Party is organized and qualified to do business as of the Initial Closing Date are listed on Schedule 6.1.

6.2 Corporate Authorization; No Contravention. The execution, delivery and performance by each Loan Party that is not a natural Person of each Note Document to which it is or will be a party and the consummation of the Transactions: (a) has been duly authorized by all necessary action on the part of such Loan Party, (b) do not and will not contravene or violate the terms of the Organizational Documents of any Loan Party or any amendment thereto or any Requirement of Law applicable to any Loan Party or any Loan Party’s assets, business or properties, (c) do not and will not (i) conflict with, contravene, result in any violation or breach of or default under any material Contractual Obligation of any Loan Party (with or without the giving of notice or the lapse of time or both) other than any right to consent, which consents have been obtained, (ii) create in any other Person a right or claim of termination or amendment of any material Contractual Obligation of any Loan Party, or (iii) require modification, acceleration or cancellation of any material Contractual Obligation of any Loan Party which could result in a material adverse effect, (d) do not and will not result in the creation of any Lien (or obligation to create a Lien) against any property, asset or business of any Loan Party (other than Liens securing the Notes and Permitted Liens) and (e) with respect to each Loan Party and their Affiliates that are incorporated in Canada or any province thereof, is not subject to any unanimous shareholder agreement or any declaration by the sole shareholder thereof that restricts the powers of the directors (or similar governing body) of such Loan Party.

6.3 Governmental Authorization; Third Party Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law or any material Contractual Obligation, and no lapse of a waiting period under a Requirement of Law or any material Contractual Obligation, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party (other than any Loan Party that is a natural Person) of the Note Documents to which it is a party or the consummation of the Transactions, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Note Documents and (iii) consents, approvals, exemptions, authorizations or other actions that are not material to any Loan Party.

6.4 Binding Effect. Each Loan Party has duly executed and delivered the Note Documents to which it is a party and such Note Documents constitute the legal, valid and binding obligations of such Loan Party enforceable against it in accordance with their respective terms, except as enforceability may be limited by Applicable Insolvency Laws and similar laws of general applicability relating to or affecting creditors’ rights and by general principles of equity.

6.5 Litigation. Except as set forth on Schedule 6.5, there are no legal actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened, at law, in equity, in arbitration or before any Governmental Authority against or affecting any Loan Party that could reasonably be expected to have individually or in the aggregate, a Material Adverse Effect. No injunction, writ, temporary restraining order, decree or any order or determination of any nature by any arbitrator, court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Note Documents or, to the knowledge of any Loan Party, which relates to the assets or the business of the Loan Parties, is outstanding.

6.6 Compliance with Laws. Except as set forth on Schedule 6.6, each Loan Party is in compliance with all Requirements of Law, except for such noncompliance that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.7 No Default or Breach. No event has occurred and is continuing or would result from the incurring of Obligations by the Loan Parties under the Note Documents which constitutes or, with the giving of notice or lapse of time or both, would constitute an Event of Default. No Loan Party is in default under or with respect to any material Contractual Obligation.

6.8 Title to Properties. As of the Initial Closing Date, (i) except as set forth on Schedule 6.8, no Loan Party owns any real property, (ii) all real property leased by the Loan Parties is correctly set forth on Schedule 6.8 and (iii) except as set forth on Schedule 6.8, each Loan Party has a valid leasehold interest in all its leased real property. The Loan Parties have good title to, or a valid leasehold interest in, all other Property necessary to the conduct of its business and none of such Property is subject to any Lien, except for Liens permitted pursuant to Section 9.2.

6.9 Absence of Certain Changes. Since the date of the Company’s most recent audited financial statements contained in its Form 10-K for the fiscal year ended March 31, 2022, there has been no material adverse change, and no other material adverse developments, in the business, assets, liabilities, properties, operations (including results thereof), or condition (financial or otherwise) of the Company or any of its Subsidiaries. Since the date of the Company’s most recent audited financial statements contained in a Form 10-K, neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends, (ii)

sold any assets, individually or in the aggregate, outside of the ordinary course of business or (iii) made any Capital Expenditures, individually or in the aggregate, outside of the ordinary course of business. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company or any Subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

6.10 Taxes.

(a) Except as set forth on Schedule 6.10, each Loan Party has timely filed all federal, state, provincial and other Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All federal, state, provincial and other material Taxes due and payable by each Loan Party shown on any Tax Return have been paid or adequately reserved for in the Financial Statements. Except as set forth on Schedule 6.10, no Loan Party is currently the beneficiary of any extension of time within which to file any Tax Return. No Loan Party has ever received a written claim by a Governmental Authority in a jurisdiction where any Loan Party does not file Tax Returns that any Loan Party is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any Loan Party that arose in connection with any failure to timely pay any Tax.

(b) Except as set forth on Schedule 6.10, there is no action, suit, proceeding, investigation, examination, audit, or claim now pending or, to the knowledge of any Loan Party, threatened or scheduled by any Governmental Authority regarding any Taxes relating to any Loan Party. No Loan Party has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of such Person. No Loan Party has incurred, or will incur, any material Tax liability in connection with the Transactions.

6.11 Financial Condition.

(a) SEC Documents; Financial Statements. Since March 31, 2022, except as set forth on Schedule 6.11(a), the Company has timely filed all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate). The Company is not currently contemplating amending or restating any of the financial statements (including, without limitation, any notes or any letter of the independent accountants of the Company with respect thereto) included in the SEC Documents (the “Financial Statements”), nor is the Company currently aware of facts or circumstances which would require the Company to amend or restate any of the Financial Statements, in each case, in order for any of the Financials Statements to be in compliance with GAAP and the rules and regulations of the Commission. The Company has not been informed by its independent accountants that they recommend that the Company amend or restate any of the Financial Statements or that there is any need for the Company to amend or restate any of the Financial Statements.

(b) Internal Accounting and Disclosure Controls. The Company and each of its Subsidiaries maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the Commission, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Except as set forth in the SEC Documents, neither the Company nor any of its Subsidiaries has received any notice or correspondence from any accountant, Governmental Authority or other Person relating to any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of the Company or any of its Subsidiaries.

6.12 [Reserved]

6.13 Holding Subsidiaries. None of (i) Neptune Holding (ii) Neptune Growth, (iii) N Real Estate and (iv) Biodroga LP has any material assets or liabilities other than:

(a) in the case of Neptune Holding, ownership of the Equity Interests of Neptune Growth; and

(b) in the case of Neptune Growth, ownership of Equity Interests in Sprout and the Sprout Pledged Debt.

6.14 Investment Company/Government Regulations. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur Debt.

6.15 Subsidiaries. Except as set forth in Schedule 6.15, as of the Initial Closing Date, the Company does not (a) have any other Subsidiaries or (b) own of record or beneficially, directly or indirectly, any (i) Capital Stock issued by any other Person or (ii) equity, voting or participating interest in any joint venture or other enterprise.

6.16 Capitalization. As of the Initial Closing Date, after giving effect to the transactions contemplated under the Note Documents, the number of shares of issued and outstanding Capital Stock for each Subsidiary thereof shall be as set forth on Schedule 6.16, and such shares of Capital Stock are owned by the Persons in the respective amounts set forth on Schedule 6.16. All such outstanding Capital Stock has been duly authorized by all necessary action of the Company or such Subsidiary and has been validly issued and is free and clear of all Liens (other than Liens permitted under the Note Documents). The issuance of the foregoing Capital Stock is not and has not been subject to preemptive rights or any other similar rights or Liens (other than Liens permitted under the Note Documents) in favor of any Person other than such rights that have been waived and will not result in the issuance of any additional Capital Stock of the Company or any Subsidiary or the triggering of any anti-dilution or similar rights contained in any options, warrant, debentures or other securities or agreements of the Company or such Subsidiary. On the Initial Closing Date, there will be no outstanding securities convertible into or exchangeable for Capital Stock of the Company or any Subsidiary or options, warrants or other rights to purchase or subscribe to Capital Stock of the Company or any Subsidiary or contracts, commitments, agreements, understandings or arrangements of any kind to which any Loan Party is a party (other than the Organizational Documents of such Loan Party) relating to the issuance of any Capital Stock of such Loan Party, any such convertible or exchangeable securities or any such options, warrants or rights. Neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

6.17 Private Offering. No form of general solicitation or general advertising was used by any Loan Party or its representatives in connection with the offer or sale of the Notes to the Purchasers pursuant to this Agreement. Assuming the accuracy of the Purchasers’ representations and warranties contained in Article 7, no registration of the Notes pursuant to the provisions of the Securities Act or the state securities or “blue sky” laws will be required for the offer, sale or issuance of the Notes by any Loan Party to the Purchasers pursuant to this Agreement.

6.18 Broker’s, Finder’s or Similar Fees. Except as set forth on Schedule 6.18, there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the Transactions based on any agreement, arrangement or understanding with any Loan Party or any action taken by any Loan Party.

6.19 Labor Relations. No Loan Party is a party to any collective bargaining agreement.

6.20 Employee Benefit Plans. Within the five-consecutive-year period immediately preceding the first day of the year in which the Initial Closing Date occurs neither any Loan Party nor any ERISA Affiliate thereof has contributed to, or has any actual or contingent, direct or indirect, liability in respect of, any employee benefit plan (as defined in Section 3(3) of ERISA) or other employee benefit arrangement.

6.21 Intellectual Property.

(a) Ownership and Use. Each Loan Party owns or has the right to use all Intellectual Property it currently uses in the operation of the business of the Company as presently conducted. Each item of Intellectual Property owned, licensed or used by any Loan Party immediately prior to the Closing will be owned, licensed or available for use by such Loan Party on substantially similar terms and conditions immediately following the Closing. To the knowledge of the Loan Parties, each item of Intellectual Property owned, licensed or used by such Loan Party is valid and enforceable and otherwise fully complies in all material respects with all laws applicable to the enforceability thereof.

(b) No Violation or Infringement. No Loan Party has violated, misappropriated or infringed upon or otherwise come into conflict with any Intellectual Property of third parties, and no Loan Party has received any notice alleging any such violation, infringement or other conflict. To the knowledge of each Loan Party, no third party has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of any Loan Party.

(c) Intellectual Property Listing. Schedule 6.21(c) identifies each patent or registration (including copyright, trademark, service mark and domain name) owned by a Loan Party (which is active and in force) with respect to any of such Loan Party’s Intellectual Property, identifies each patent application or application for registration (including pending applications) that such Loan Party has made with respect to any of its Intellectual Property, and identifies each material license, agreement or other permission that such Loan Party has granted to any third party (whether active and in force) with respect to any of its Intellectual Property. Schedule 6.21(c) also identifies each trade name or unregistered trademark or service mark owned by each Loan Party. With respect to each item of Intellectual Property required to be identified in Schedule 6.21(c) and except as expressly set forth on Schedule 6.21(c): (i) each Loan Party possesses all right, title and interest in and to the item, free and clear of any Liens other than Permitted Liens; (ii) the item is not subject to any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator (each, an “Order”); (iii) no proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) is pending before any Governmental Authority, arbitrator or mediator (each, a “Proceeding”) or, to the knowledge of each Loan Party, is threatened or anticipated that challenges the legality, validity, enforceability, use or ownership of the item; and (iv) no Loan Party has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

(d) Founder and Employees. All Intellectual Property related to the business of the Loan Parties and created by the Loan Parties’ founders, employees, contractors or other Persons for or on behalf of the Loan Parties has been irrevocably assigned to the Loan Parties. The Loan Parties have taken commercially reasonable action to maintain and protect each item of Intellectual Property that each Loan Party owns, licenses or uses, and have maintained the confidentiality of all proprietary information held by the Loan Parties, or purported to be held by the Loan Party, as a trade secret, including any confidential information or trade secrets provided to the Loan Parties by any Person under an obligation of confidentiality, and no such proprietary information has been authorized to be disclosed or has actually been disclosed to any Person other than pursuant to a written confidentiality agreement restricting the disclosure and use of proprietary information.

(e) Intellectual Property Licenses. Schedule 6.21(e) identifies each item of material Intellectual Property other than off the shelf software that any Person other than any Loan Party owns and that such Loan Party uses pursuant to license, agreement or permission (an “Intellectual Property License”). With respect to each item of Intellectual Property required to be identified on Schedule 6.21(e) and except as expressly set forth on Schedule 6.21(e): (i) to the knowledge of each Loan Party, such item is not subject to any Order; (ii) to the knowledge of each Loan Party, no Proceeding is pending or is threatened or anticipated that challenges the legality, validity or enforceability of such item; and (iii) such Loan Party has not granted any sublicense or similar right with respect to the Intellectual Property License relating to such item.

6.22 Potential Conflicts of Interest. Other than as set forth on Schedule 6.22, no officer, director or manager (or equivalent Person), partner, stockholder or other security holder of the Company or any Subsidiary: (a) is an officer, director, manager, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or its Subsidiaries; (b) has been a party to any material transaction with the Company or any Subsidiary; (c) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or any Subsidiary uses or contemplates using in the conduct of business; or (d) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to the Company or any Subsidiary, except for advances in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, reasonable and customary expense reimbursements, and similar matters and agreements existing on the date hereof.

6.23 FDA Regulatory.

(a) Each Loan Party complies, and has complied since its inception, in all material respects with the FDA Laws. The foregoing includes any applicable good manufacturing practices and sanitation requirements, labeling and advertising requirements, requirements relating to food or color additives, food standards, product composition requirements, testing requirements or protocols, recordkeeping or reporting requirements, monitoring requirements, packaging (including co-packing and re-packing) requirements, laboratory controls, storage and warehousing procedures, shipping requirements, import and export requirements, supply chain security, food handling, and shelf-life requirements. No Loan Party has received any notification asserting, nor does any Loan Party have knowledge of, any failure to comply with or violation of the FDA Laws.

(b) Neither any Loan Party nor any of its respective facilities has received any FDA Form 483s, Notices of Adverse Findings, Warning Letters, untitled letters or other correspondence or notice from the FDA or any other Governmental Authority alleging or asserting material noncompliance with any FDA Laws. No Loan Party has received any written or oral notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to revoke such Loan Party’s registration, to request a recall, or to halt distribution of any of such Loan Party’s products, or commenced or threatened to initiate any action to seize, or enjoin the production of, any of such products. Neither any Loan Party nor its respective facilities are subject to consent decrees.

(c) No Loan Party has, either voluntarily or involuntarily, initiated, conducted, or issued, any recall, market withdrawal or replacement, safety alert, post-sale warning, or other notice or action relating to the alleged lack of safety of any product or any alleged product defect or violation. Each Loan Party has established and administers a food safety compliance program, including but not limited to, a written food safety plan and food defense plan applicable to such Loan Party, to assist such Loan Party and the directors, officers and employees of such Loan Party in complying with FDA Laws.

(d) No Loan Party has failed to file with the applicable Governmental Authority any filing, declaration, listing, registration, report or submission required by the FDA Laws; all such filings, declarations, listing, registrations, reports or submission were in compliance with applicable FDA Laws when filed and no deficiencies have been asserted by any applicable regulatory authority. Neither any Loan Party nor any officer, employee or agent of such Loan Party has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority with substantially similar regulatory responsibilities, or failed to disclose a material fact required to be disclosed to any Governmental Authority.

(e) All “organic” goods that any Loan Party produces, manufactures, packs, holds, markets, and/or sells are processed, tested, stored, handled, transported, and delivered in accordance with standards that meet or exceed the: (i) the Organic Foods Production Act of 1990; (ii) 7 C.F.R. Section 205, et seq. (USDA Organic standards); (iii) verification from a USDA-accredited certifying agent, dated January 1, 2013 or later; and (iv) any comparable applicable state laws or regulations.

6.24 Debt. Schedule 6.24 lists (a) the amount of all Debt of the Loan Parties and their Subsidiaries (other than Debt under this Agreement and any Debt being repaid on the date hereof) as of the Closing, (b) the Liens that relate to such Debt and that encumber the assets of such Persons, (c) the name of each lender thereof, and (d) the amount of any unfunded commitments, if any, available to such Persons in connection with any such Debt facilities.

6.25 Material Contracts. Each of the Material Contracts is in full force and effect. Each Loan Party has satisfied in full or provided for all of its liabilities and obligations under each Material Contract requiring performance prior to the date hereof in all material respects, and is not in default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute such a default. To the knowledge of each Loan Party, no other party to any such Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. No approval or consent of any Person is needed for the Material Contracts to continue to be in full force and effect after giving effect to the Transactions.

6.26 Insurance. Schedule 6.26 accurately summarizes all of the insurance policies or programs of the Loan Parties in effect as of the date hereof, and indicates the insurer’s name, policy number, expiration date, amount of coverage, type of coverage, annual premiums, exclusions and deductibles, and also indicates any self-insurance program that is in effect. All such policies will remain in full force and effect and will not terminate or lapse by reason of any of the Transactions.

6.27 [Reserved].

6.28 Licenses and Approvals. Except as set forth on Schedule 6.28 hereto, no Loan Party is a party to and has no knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any court or regulatory body or of any other proceedings which could be reasonably expected to materially and adversely affect the validity or continued effectiveness of the material Licenses of any Loan Party. No Loan Party has reason to believe that such material Licenses will not be renewed in the ordinary course. Each Loan Party has filed in a timely manner all material reports, applications, documents, instruments and information required to be filed by it pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over any of its material Licenses.

6.29 OFAC; Special Economic Measures Act. Neither any Loan Party nor any Affiliate of any Loan Party:

(a) (i) is a Sanctioned Person, (ii) has any assets in Sanctioned Entities, or (iii) derives any operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of the Notes will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(b) (i) had any dealing in any property, wherever situated, that is owned, held or controlled, directly or indirectly by;(ii) exported, sold, supplied or shipped any goods wherever situated to, or had any other dealing in any goods wherever situated destined for; (iii)transferred, provided or communicated any technical data to; (iv) imported, purchased, acquired or shipped any goods that are exported, supplied or shipped from (after an order is issued with respect to); or (v) provided or acquired financial services or any other services to, from or for the benefit of or on the direction or order of; any foreign state, any person in that foreign state, or a national of that foreign state that is subject to any sanctions order pursuant to the Special Economic Measures Act (Canada).

6.30 Disclosure. This Agreement, together with all exhibits and schedules hereto, the Note Documents, and the agreements, certificates and other documents and written information furnished to the Collateral Agent or any Purchaser by any Loan Party, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

6.31 No Default. No Default or Event of Default exists or would result from the incurring of the Obligations by any Loan Party or the grant or perfection of the Liens on the Collateral or the consummation of the Transactions.

6.32 Government Contracts. No Loan Party is party to any Government Contracts.

Article 7
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby represents and warrants as follows:

7.1 Authorization; No Contravention. The execution, delivery and performance by such Purchaser of this Agreement: (a) is within its power and authority and has been duly authorized by all necessary action; and (b) does not contravene or violate the terms of its organizational documents or any amendment thereof.

7.2 Binding Effect. This Agreement has been duly executed and delivered by such Purchaser and this Agreement constitutes such Purchaser’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

7.3 No Legal Bar. The execution, delivery and performance of this Agreement by such Purchaser will not violate any Requirements of Law applicable to it.

7.4 Securities Laws.

(a) The Notes are being or will be acquired by such Purchaser hereunder for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in any transaction which would be in violation of state or federal securities laws or which would require the issuance and sale of the Notes hereunder to be registered under the Securities Act, subject, however, to the disposition of such Purchaser’s property being at all times within its control.

(b) Such Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Such Purchaser is an accredited investor within the meaning of National Instrument 45-106 - Prospectus Exemptions of the Canadian Securities Administrators or within Section 73.3(3) of the Securities Act (Ontario) if the Purchaser is a resident in the Province of Ontario. The Purchaser shall execute all required documents in order to evidence its status as an accredited investor.

(c) Such Purchaser understands that (i) the Notes constitute “restricted securities” under the Securities Act, (ii) the offer and sale of the Notes hereunder is not registered under the Securities Act or under any “blue sky” laws in reliance upon certain exemptions from such registration and that the Company is relying on the representations made herein by such Purchaser in its determination of whether such specific exemptions are available, and (iii) the Notes may not be transferred except pursuant to an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act and under applicable “blue sky” laws or in a transaction exempt from such registration.

7.5 Governmental Authorization; Third Party Consent. No approval, consent, compliance, exemption or authorization of any Governmental Authority or any other Person in respect of any Requirements of Law, and no lapse of a waiting period under Requirements of Law, is necessary or required in connection with the execution, delivery or performance by it or enforcement against such Purchaser of this Agreement.

Article 8
AFFIRMATIVE COVENANTS

Until the indefeasible payment in full in Cash of all of the Obligations (excluding contingent indemnification obligations for which no claims have been made), the Loan Parties hereby jointly and severally covenant and agree with the Holders as follows:

8.1 Delivery of Financial and Other Information. The Company shall deliver or cause to be delivered to the Collateral Agent and each Holder the following (it being acknowledged and agreed that the obligations listed in clause (a) and (b) below shall be deemed satisfied if the information required thereby is publicly available on the SEC’s EDGAR website (or any replacement thereof)):

(a) Within one hundred twenty (120) days after the close of each fiscal year of the Company (commencing with the fiscal year ending March 31, 2023), an unqualified audit report certified by independent certified public accountants selected by Company and reasonably acceptable to the Required Holders, prepared in accordance with GAAP, including a consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, retained earnings and cash flows for such Fiscal Year, all such financial statements to be prepared in accordance with GAAP and accompanied by any management letter prepared by said accountants and a narrative report containing management’s discussion and analysis of the financial position and financial performance for such fiscal year in reasonable form and detail.

(b) For each month that is also the end of a fiscal quarter of the Company or the end of a fiscal year of the Company, within forty-five (45) days after the end of the Company’s fiscal quarter (commencing with the fiscal quarter ending December 31, 2022), an unaudited consolidated balance sheet of Company and its Subsidiaries and the related consolidated statements of income, retained earnings and cash flows for such fiscal quarter, and for the portion of the Company’s fiscal year ended at the end of such fiscal quarter (but excluding any fiscal quarters ending prior to the Initial Closing Date), and commencing with the fiscal quarter ending December 31, 2022, setting forth in each case in comparative form, the figures for the corresponding fiscal quarter and the corresponding portion of the Company’s previous Fiscal Year, in reasonable detail and reasonably satisfactory in form to the Required Holders and all prepared in accordance with GAAP (subject to year-end adjustments and absence of footnotes) and certified by an officer of the Company and a narrative report containing management’s discussion and analysis of the financial position and financial performance for such fiscal quarter in reasonable form and detail.

(c) Promptly and in any event no later than five (5) Business Days after the filing thereof, copies of the annual federal and state income Tax Returns (and any requests for extension with respect thereto) of the Company and each of its Subsidiaries for the immediately preceding year and, if requested by the Required Holders, copies of all material reports filed with any federal, state or local Governmental Authority.

(d) Promptly and in any event no later than five (5) Business Days after receipt by any Loan Party or any Subsidiary, notice of any delinquency or default, given to any such Person by any other creditor for any payables or other obligations of the Company or any Subsidiary in excess of $150,000, individually or in the aggregate.

(e) Promptly and in any event no later than five (5) Business Days after obtaining knowledge thereof, written notice of (i) any default under or termination of any contract for a term of greater than one year or that involves the receipt or payment of $250,000 or more in any one year and (ii) any claim, litigation, suit or administrative proceeding affecting any Loan Party or any Subsidiary, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which would reasonably be expected to have a Material Adverse Effect.

(f) [Reserved].

(g) Promptly and in any event within seven (7) Business Days after receipt by any Loan Party or any Subsidiary, notice of any payment default, oral or written, given to such Loan Party or such Subsidiary by any lessor in connection with any lease by such Loan Party or such Subsidiary of real property.

(h) Promptly and in any event within one (1) Business Day following receipt by any Loan Party or any Subsidiary, written notice of any adverse ruling by any Governmental Authority with respect to any Intellectual Property of any Loan Party or any Subsidiary.

(i) As soon as possible and in any event within five (5) days after the receipt by any Loan Party from any Governmental Authority or filing or receipt thereof by any Loan Party, provide to the Collateral Agent any citation, notice of violation or order to show cause issued by such Governmental Authority with respect to any Loan Party which is available to any Loan Party, in each case which could reasonably be expected to have a Material Adverse Effect.

(j) As soon as possible and in any event within five (5) days after the receipt thereof by any Loan Party, such Loan Party will give the Collateral Agent notice of any lapse, termination or relinquishment of any license, permit or other authorization from any Governmental Authority held by such Loan Party or any failure of such Governmental Authority to renew or extend any such license, permit or other authorization for the usual period thereof and of any complaint or other matter filed with or communicated to such Governmental Authority, of which any Loan Party has knowledge and in any such case which could reasonably be expected to have a Material Adverse Effect.

(k) As soon as available, but in any event no later than thirty (30) days after the close of each fiscal year ending on or after the date hereof (or in the case of the fiscal year ending March 31, 2024, no later than February 15, 2023) of the Company, the Company shall deliver a Budget Certificate attaching (i) a Budget for the next four fiscal quarter period (or in the case of the fiscal year ending March 31, 2023, a Budget for the next eight fiscal quarter period ending March 31, 2025), in form and substance reasonably satisfactory to the Required Holders, and (ii) a description of the underlying assumptions applicable to such Budget and the principal assumptions on which such Budget is based.

(l) Such other information (including non-financial information, but excluding any budgets other than as required by the preceding clause (k)) as the Collateral Agent or any Holder may from time to time reasonably request.

8.2 Use of Proceeds. The Company shall use the proceeds of the Initial Notes hereunder only as follows: (i) first, for the payment of fees and expenses in connection with the Transactions contemplated hereunder and in the other Note Documents, and (ii) second, to fund operating expenses and for general working capital purposes. The Company shall use the proceeds of the Delayed Draw Notes hereunder only for general working capital purposes.

8.3 Notice of Default. Promptly, and in any event within two (2) Business Days of becoming aware, each Loan Party will give notice in writing to the Collateral Agent upon becoming aware of the following: (a) the occurrence of any Default or Event of Default under this Agreement and specify the nature and period of existence thereof and what action such Loan Party is taking (and proposes to take) with respect thereto and (b) any development or other information outside the ordinary course of business of such Loan Party or any of its Subsidiaries (excluding matters of a general economic, financial or political nature) which could reasonably be expected to have a Material Adverse Effect.

8.4 Conduct of Business. The Company and its Subsidiaries will, and will cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted to the extent that the failure to maintain such qualification would not reasonably be expected to have a Material Adverse Effect; provided that the Company may (i) liquidate, wind-up or dissolve any Excluded Subsidiary so long as all assets of such Excluded Subsidiary are transferred to a Loan Party in connection with such transaction or merge a Excluded Subsidiary into a Loan Party, in each case upon written notice to the Collateral Agent, and (ii) transfer, sell or dispose of assets and properties in connection with Permitted Asset Dispositions and Specified Asset Dispositions, subject to compliance with the other provisions of this Agreement.

8.5 Taxes and Claims. Each Loan Party will, and will cause each of its Subsidiaries to, timely file United States federal and state and other material Tax Returns required by law and which Tax Returns shall be complete and correct in all material respects and pay when due all Taxes of such Loan Party or such Subsidiary, except those which are being contested in good faith by appropriate proceedings and with respect to which it maintains adequate reserves in accordance with GAAP, which deferment of payment is permissible so long as no Lien other than a lien permitted hereunder has been entered and such Loan Party’s and its Subsidiaries’ title to, and its right to use, its Properties are not materially adversely affected thereby.

8.6 Insurance.

(a) Each Loan Party will, and will cause each of its Subsidiaries to, maintain insurance in such form and with such companies as are reasonably satisfactory to the Required Holders (it being acknowledged that the Loan Parties’ and Subsidiaries’ insurance companies as of the Initial Closing Date are satisfactory), on all its Property in such amounts and covering such risks as is consistent with sound business practice, and maintain such insurance as is required by the terms of any Collateral Document (it being acknowledged that the Loan Parties’ and Subsidiaries’ insurance in force as of the Initial Closing Date is satisfactory). Each Loan Party will, and will cause each of its Subsidiaries to, furnish to the Holders upon request full information as to the insurance carried by it.

(b) Each Loan Party will, and will cause each of its Subsidiaries to, at all times keep its real and personal Property which is subject to the Lien of the Holders insured and cause such insurance relating to such Property or business to name the Collateral Agent, on behalf of the Holders, as an additional insured and loss payee, as appropriate. At or prior to the Closing, each Loan Party shall furnish certificates of insurance issued on applicable Acord Forms for such Loan Party.

(c) If any Loan Party or any of its Subsidiaries shall fail to maintain all insurance in accordance with this Section 8.6 or Section 8.17 or to timely pay or cause to be paid the premium(s) on any such insurance, or if any Loan Party shall fail to deliver all certificates with respect thereto, the Collateral

Agent shall have the right (but shall be under no obligation), upon prior written notice to such Loan Party or such Subsidiary, to procure such insurance or pay such premiums, and such Loan Party agrees to reimburse the Collateral Agent, on demand, for all costs and expenses relating thereto.

8.7 Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with any and all Requirements of Law to which it may be subject including, without limitation, all FDA Laws and Environmental Laws and obtain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, except where failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Loan Party will, and will cause each of its Subsidiaries to, timely satisfy all material assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any Governmental Authority against such Person or any Property of such Person.

8.8 Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property (other than Property that is obsolete, surplus, or no longer used or useful in the ordinary conduct of its business) in good repair, working order and condition, make all necessary and proper repairs, renewals and replacements such that its business can be carried on in connection therewith and be properly conducted at all times and pay and discharge when due the cost of repairs and maintenance to its Property, and pay all rentals when due for all real estate leased by such Person.

8.9 Audits and Inspection. After the date hereof, each Loan Party will, and will cause each of its Subsidiaries to, (i) permit any of the representatives of the Collateral Agent, at reasonable times during normal business hours and upon two (2) days’ prior notice not more frequently than once per Fiscal Quarter (or, during the occurrence and continuance of an Event of Default, upon one (1) day notice and without limitation), to visit and inspect any of its Property, books of account, records and reports to examine, audit and make copies thereof and (ii) promptly upon request thereof, but not less than weekly, schedule and hold calls with the senior management of the Company, and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers, employees and independent certified public accountants at such reasonable times and intervals as the Collateral Agent may designate, in each case, at such Loan Party’s expense, plus the Collateral Agent’s reasonable out-of-pocket expenses (including without limitation any travel expenses).

8.10 Issue Taxes. Each Loan Party shall pay all stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, excluding, for the avoidance of doubt, any income Tax.

8.11 Employee Benefit Plans.. Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) make contributions to all such Plans in a timely manner and in a sufficient amount to comply with the minimum funding standards of ERISA, (b) comply in all material respects with all applicable requirements of ERISA, (c) notify the Holders promptly upon receipt by such Loan Party or any Subsidiary of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Plans or the appointment of a trustee to administer such Plans, and (d) promptly advise the Holders of the occurrence of any Reportable Event with respect to any such Plans.

8.12 Regulatory Compliance. Each Loan Party shall, and shall cause each of their respective Subsidiaries to, comply in all material respects with all terms and conditions of all federal, state and local laws, all rules, regulations and administrative orders of any Governmental Authority and all state and local commissions or authorities which are applicable to such Loan Party and/or their respective Subsidiaries.

8.13 [Reserved].

8.14 Delivery of Information by Holders. Each Holder is hereby authorized, to deliver a copy of any financial statement or other information made available by the Loan Parties or their Subsidiaries in connection herewith to any regulatory authority having jurisdiction over such Holder, pursuant to any request therefor by such regulatory authority, and may further divulge to any assignee or purchaser of any portion of the Notes or any prospective assignee or purchaser of any portion of the Notes, all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents, provided that such prospective assignee or purchaser shall agree to maintain the confidentiality of such information.

8.15 Execution of Supplemental Documents. Each Loan Party will, and will cause each of its Subsidiaries to, execute and deliver to the Holders from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as the Collateral Agent or Required Holders may reasonably request, in order that the full intent of this Agreement or the Security Agreement, as applicable, may be carried into effect.

8.16 [Reserved].

8.17 Post-Closing Covenants.

(a) Deposit Account Control Agreements. Within thirty (30) days (or such longer period as may be agreed to by the Required Holders acting in their sole discretion) of the Initial Closing Date, each Loan Party agrees to deliver or to cause to be delivered to the Collateral Agent, in form and substance reasonably satisfactory to the Required Holders, a control agreement for each deposit account (excluding Excluded Deposit Accounts) (as defined in the Security Agreement).

(b) Insurance Endorsements. Within thirty (30) days (or such longer period as may be agreed to by the Required Holders acting in their sole discretion) of the Initial Closing Date, each Loan Party agrees to deliver or cause to be delivered to the Collateral Agent the insurance endorsements required by Section 8.6.

(c) Sprout Incremental Note. Within five (5) days (or such longer period as may be agreed by the Required Holders acting in their sole discretion) of the Initial Closing Date, the Company shall contribute $2,000,000 in proceeds from the Cannabis Sale to NGV, and NGV will in turn contribute such proceeds to Sprout in exchange for a promissory note (the “Sprout Incremental Note”) to be issued to NGV in form and substance reasonably satisfactory to the Collateral Agent, which Note shall be delivered to the Collateral Agent, together with all endorsements or other documents necessary or reasonably requested by the Collateral Agent in order to provide the Collateral Agent with a first priority, perfected security interest, in such Sprout Incremental Note.

8.18 Further Assurances. Each Loan Party will, and will cause each of its Subsidiaries to, take any action reasonably requested by the Collateral Agent or the Required Holders in order to effectuate the purposes and terms contained in this Agreement and any of the Note Documents.

Article 9
NEGATIVE COVENANTS

Until the payment in full in Cash of all of the Obligations (excluding contingent indemnification obligations for which no claims have been made), the Loan Parties hereby jointly and severally covenant and agree with the Holders as follows:

9.1 Limitations on Debt. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Debt, without the Required Holders’ prior written consent (which may be withheld in Required Holders’ sole discretion), except for (a) the Obligations, (b) the Debt set forth on Schedule 6.24, (c) any Debt incurred by Sprout so long as such Debt is pari passu with or is subordinated in right of payment to Sprout’s Pledged Debt, and (d) any unsecured Debt of a Loan Party that is subordinated in right of payment to the Obligations on terms acceptable to the Collateral Agent in its sole discretion; provided that (i) the maturity date of such unsecured Debt is not earlier than the date that is 90 days after the Scheduled Maturity Date, and (ii) such Debt does not require any payments of interest in cash of any currency (clauses (a) through (d), “Permitted Debt”).

9.2 Liens. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a) Liens for Taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP;

(b) Liens on assets arising out of pledge or deposits under workers’ compensation, unemployment insurance, pension, social security, retirement benefits or similar legislation in the ordinary course of business consistent with past practice;

(c) capital leases to the extent permitted under Section 9.1;

(d) Liens subordinated to the Liens securing the Obligations on terms and conditions acceptable to Required Holders in their sole discretion;

(e) Liens securing the Obligations;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(j);

(i) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(j) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(k) Liens of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(l) Liens on assets of Sprout to the extent securing Debt permitted under Section 9.1; and

(m) Liens set forth on Schedule 9.2.

9.3 Restricted Payments. Except for (a) dividends and distributions among Loan Parties and (b) the exercise by Holders of any of the Warrants, none of the Company nor any of its Subsidiaries shall (i) declare or pay any cash dividends on any of its Capital Stock, (ii) purchase or redeem any Capital Stock, (iii) make any other distribution of cash to holders of its Capital Stock, (iv) prepay, purchase or redeem any other Debt that is subordinated to the Obligations, or (v) set aside funds for any of the foregoing.

9.4 Loans. The Company shall not, nor shall the Company permit any of its Subsidiaries to, make any loans or pay any advances of any nature whatsoever to any Person, except advances in the ordinary course of business to (a) other Loan Parties, vendors, suppliers and contractors and (b) officers, managers and employees for travel and other business expenses in accordance with the policies of the Company or such Subsidiary as in effect on the date hereof.

9.5 Investments. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, make or suffer to exist any investments or commitments therefor, without the prior written consent of the Required Holders, except (a) Cash Equivalents (b) investments in (i) Loan Parties or (ii) provided that no Default or Event of Default has occurred and is continuing, non-Loan Parties in an aggregate amount not to exceed $100,000 per Fiscal Year, (c) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services to unaffiliated third parties in the ordinary course of business; (d) investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients of the Company; (e) investments in the Subsidiaries existing on the date hereof; (f) Capital Expenditures permitted by Section 9.11; (g) investments in the form of promissory notes issued by Sprout and held by NGV in an aggregate principal amount not to exceed $2,000,000 so long as such investments are pledged to the Collateral Agent on terms acceptable to the Collateral Agent or that otherwise comply with Section 8.17(c); and (h) investments by NGV in the form of promissory notes issued by Sprout so long as such investments are (i) pledged to the Collateral Agent on terms acceptable to the Collateral Agent and (ii) are made with the proceeds of equity issued after the Initial Closing Date or the incurrence of Debt issued pursuant to Section 9.1(d) contemporaneously with the issuance of such promissory notes.

9.6 Mergers, Consolidations, Sales. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, without the prior written consent of the Required Holders, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets (other than Permitted Asset Dispositions and Specified Asset Dispositions), unless in connection with any such transaction all Obligations (excluding contingent indemnification obligations for which no claims have been made) are indefeasibly paid in full in Cash. Notwithstanding the foregoing provisions of this Section 9.6, (a) any Subsidiary of the Company may be merged or consolidated with or into the Company and (b) any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of its Property (upon voluntary liquidation or otherwise) to the Company.

9.7 Subsidiaries.

(a) The Company will, on the Initial Closing Date (or as otherwise contemplated by Section 8.17), cause each of its Subsidiaries (other than any Excluded Subsidiary) to (i) grant to the Collateral Agent, for the benefit of the Holders, a perfected security interest in, and Lien on, all Collateral owned by such Person by delivering to the Collateral Agent the Security Agreement, each other Collateral Document or such other document as the Collateral Agent shall deem appropriate for such purpose and comply with the terms of each Collateral Document, (ii) execute the Security Agreement as a Guarantor of the Obligations, (iii) deliver to the Collateral Agent such documents and certificates referred to in Section 4.1 as may be reasonably requested by the Required Holders or otherwise necessary or desirable to create or perfect Collateral Agent’s Lien on the Collateral, and (iv) deliver to the Collateral Agent and the Holders such other documents as may be reasonably requested by the Collateral Agent and the Required Holders, in each case, in form, content and scope reasonably satisfactory to the Required Holders.

(b) The Company shall not create any Subsidiary or invest in or acquire minority interests in any other entity without the prior written consent of the Required Holders. Subject to the first sentence of this Section 9.7(b), if any Loan Party creates, forms or acquires any Subsidiary on or after the Initial Closing Date, such Subsidiary shall become a Loan Party hereunder and agrees to assume all obligations of Company hereunder as if such Subsidiary was an issuer of the Note on the Initial Closing Date. The Company will promptly thereafter (and in any event within three (3) days after such creation or acquisition), cause such Person to (i) grant to the Collateral Agent, for the benefit of the Holders, a perfected security interest in, and Lien on, all Collateral owned by such Person by delivering to the Collateral Agent a duly executed supplement to each Collateral Document or such other document as the Collateral Agent shall deem appropriate for such purpose and comply with the terms of each Collateral Document, (ii) deliver to the Collateral Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person (if such Capital Stock is certificated), (iii) if such Capital Stock is not certificated, deliver an irrevocable proxy and other documentation reasonably requested by the Collateral Agent to perfect the Collateral Agent’s security interest in such Capital Stock, in form and substance reasonably satisfactory to the Required Holders, (iv) execute a joinder to the Security Agreement joining such Subsidiary as a Guarantor of the Obligations, as if such Subsidiary had been a guarantor of the Obligations on the Initial Closing Date, (v) deliver to the Collateral Agent such documents and certificates referred to in Section 4.1 as may be reasonably requested by the Required Holders, (vi) deliver to the Collateral Agent and the Holders such updated schedules to the Note Documents as requested by the Required Holders with regard to such Person and (vii) deliver to the Collateral Agent and the Holders such other documents as may be reasonably requested by the Collateral Agent and the Required Holders, in each case, in form, content and scope reasonably satisfactory to the Required Holders.

9.8 Amendment to Organizational Documents. Except for an amendment and restatement of the Organizational Documents of the Company or any of its Subsidiaries providing for customary updates and modernization, the Company will not, nor will it permit any of its Subsidiaries to amend, modify or waive any term or material provision of such Person’s Organizational Documents unless (a) required by law or (b) such amendment, modification or waiver would not be adverse to the Holders’ rights under the Note Documents or any Loan Party’s obligations under the Note Documents, and the Loan Parties provide the Holders not less than ten (10) Business Days’ prior written notice of such amendment, modification or waiver.

9.9 Restrictive Agreements. No Loan Party will be or become, or cause or permit any Subsidiary to be or become, a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially limits such Person’s ability to perform under this Agreement or under any other Note Document without the prior written consent of the Required Holders.

9.10 Capital Expenditures. No Loan Party shall make, or cause or permit any Subsidiary to make, any Capital Expenditure or enter into any Capitalized Lease if the aggregate amount of all Capital Expenditures (including the Capital Expenditure in question) made by the Loan Parties and their Subsidiaries, determined on a consolidated basis, during any Fiscal Year made or required to be made by the Loan Parties and their Subsidiaries, determined on a consolidated basis during such Fiscal Year would exceed $100,000.

9.11 Transactions with Affiliates. No Loan Party shall, nor permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Loan Party or any of its Subsidiaries (other than another Loan Party) except for the transactions set forth on Schedule 9.11, or other transactions that are in the ordinary course of any Loan Parties’ and its Subsidiaries’ business, upon fair and reasonable terms that are no less favorable to such Loan Party or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person.

9.12 Additional Negative Pledges. Create or otherwise cause or suffer to exist or become effective, directly or indirectly, (a) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to the Collateral Agent or for the benefit of the Holders) on the creation or existence of any Lien upon the assets of the Company or any Subsidiary, other than Permitted Liens or (b) any Contractual Obligation which may restrict or inhibit the Collateral Agent’s or any Holder’s rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default.

9.13 Use of Proceeds. No Loan Party shall use any proceeds of the sale of the Notes hereunder to, directly or indirectly, purchase or carry any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any “margin stock” in violation of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

9.14 Fiscal Year and Accounting Changes. No Loan Party shall change its fiscal year from March 31 or make any material change (a) in accounting treatment and reporting practices except as required by GAAP or (b) in Tax reporting treatment except as required by law.

9.15 Limitations on Holding Subsidiaries.

(a) Notwithstanding anything herein to the contrary, none of Neptune Holding, Neptune Growth, N Real Estate or Biodroga shall (i) other than with respect to its own Equity Interests or the ownership of Equity Interests of a Note Party existing on the Initial Closing Date or, in the case of N Real Estate, ownership of the Plant, enter into or permit to exist any transaction or agreement (including any agreement for the incurrence or assumption of Debt, other than (A) under the Note Documents to which it is a party on the Initial Closing Date, (B) other Note Documents, or any amendments or modifications thereof to the extent permitted hereby, or (C) Guarantees of any obligations of Loan Parties (other than under the Note Documents) and their respective Subsidiaries in the ordinary course of business, any purchase, sale, lease or exchange of any property or the rendering of any service), between itself and any other Person, (ii) engage in any business or conduct any activity (including the making of any Investment or payment other than payments permitted hereunder with respect to its own Equity Interests or the ownership of Equity Interests of such Person existing on the Initial Closing Date) or transfer any of its assets, other than Investments in the Company and the other Loan Parties and Subsidiaries thereof (to the extent permitted under Section 9.5) and the performance of ministerial or administrative activities and payment of taxes and administrative fees necessary for the maintenance of its existence, (iii) consolidate or merge with or into any other Person, or (iv) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by Parent other than the Liens created under the Note Documents to which it is a party and any Liens that would be Permitted Liens if Parent were subject to Section 5.2 and the exceptions thereto were applicable to it; provided, however, that each of Neptune Holding, Neptune Growth and N Real Estate shall expressly be permitted to engage in the following: (I) the maintenance of its legal existence (including the ability to incur fees, costs and expenses related to such maintenance); (II) the performance of its obligations under the Note Documents; (III) participating in Tax, accounting and other administrative matters as a member of the consolidated group of the Company and the Subsidiaries, in each case, not otherwise prohibited hereunder; and (IV) any Permitted Asset Dispositions or Specified Asset Dispositions.

(b) Furthermore, the Company represents and warrants that:

i. none of the Inactive Affiliates hold any assets or have carried on any activities other than those necessary for their creation and maintenance as partnerships or corporations, as the case may be, and covenants and agrees that none of the Inactive Affiliates shall be permitted to carry on any activities except for the performance of ministerial or administrative activities and payment of taxes and administrative fees necessary for the maintenance of their respective existences, the filing of tax or other governmental returns required in connection with their existence, the granting of guarantees and/or security as contemplated hereby (to the extent required by the Collateral Agent), and such steps as may be necessary or desirable for the winding-up and dissolution of such Inactive Affiliate, to the extent the Company wishes to cause such winding-up and/or dissolution; and

ii. (a) N Real Estate L.P. holds no assets and carries on no activities, and shall hold no assets and carry on no activities, except as otherwise permitted by this Agreement, other than the ownership and holding of title to the Plant and movable assets situated thereon and used exclusively in the Cannabis Operations, such ministerial or administrative activities and payment of taxes and administrative fees necessary for the maintenance of its existence, the filing of tax or other governmental returns required, such activities as may be necessary or advisable to manage the immovable property it holds, the borrowing of funds from the Company from time to time for the purposes of paying taxes and charges in respect of the immovable property it holds, the granting of guarantees and/or security as contemplated hereby (to the extent required by the Collateral Agent), and such acts with respect to encumbrances or potential encumbrances on the immovable property it holds as may be necessary or desirable, and (b) 9463-5455 Québec Inc. holds no assets and had carried on no activities, and shall hold no assets nor carry on any activities, other than those necessary to its functions as general partner of N Real Estate L.P., such ministerial or administrative activities and payment of taxes and administrative fees necessary for the maintenance of its existence and the filing of tax or other governmental returns required.

Article 10
AGENCY PROVISIONS

10.1 Appointment and Authority. Each Holder hereby irrevocably appoints CCUR Holdings, Inc. to act on its behalf as Collateral Agent hereunder and under all of the other Collateral Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as specifically set forth in Section 10.4(b), the provisions of this Article 10 are solely for the benefit of the Collateral Agent and the Holders, and no other party shall have (a) obligations under this Article 10 or (b) rights as a third party beneficiary of any of such provisions.

10.2 Rights as a Holder. The Person serving as Collateral Agent hereunder shall have the same rights and powers in its capacity as a Holder as any other Holder and may exercise the same as though it were not Collateral Agent and the term “Holder” or “Holders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Collateral Agent hereunder in its individual capacity.

10.3 Exculpatory Provisions; Indemnification. The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Note Documents. Without limiting the generality of the foregoing, the Collateral Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Note Documents that the Collateral Agent is required to exercise as directed in writing by the Required Holders (or such other number or percentage of Holders as shall be expressly provided for herein or in the other Note Documents), provided, however, that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Note Document or applicable Requirements of Law;

(c) shall not, except as expressly set forth herein and in the other Note Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as Collateral Agent or any of its Affiliates in any capacity;

(d) shall not be liable to any Holder for any action taken or not taken by it the absence of its own gross negligence or willful misconduct;

(e) shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Collateral Agent in its capacity as such by a Loan Party or a Holder; and

(f) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, the Security Agreement or any other Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Note Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in any Note Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent in its capacity as such.

By accepting the benefits of this Agreement, each Holder severally agrees (A) to reimburse the Collateral Agent, on demand, in the amount of its ratable share from time to time (based on the principal amount of the Notes of such Holder) for any expenses referred to in this Agreement or in any document securing Obligations owed to such Holder and/or any other reasonable expenses incurred by the Collateral Agent in connection with the enforcement and protection of the rights of the Collateral Agent and the Holders which shall not have been paid or reimbursed by any Loan Party or paid from the proceeds of Collateral or as provided herein or therein and (B) to indemnify and hold harmless the Collateral Agent and its Affiliates and its and their respective directors, officers, employees, agents and attorneys on demand, in the amount of such ratable share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements referred to in this Agreement and/or incurred by the Collateral Agent in connection with this Agreement or in any document securing the Obligations or the enforcement and protection of the rights of Holders, to the extent the same shall not have been reimbursed by any Loan Party or paid from the proceeds of Collateral as provided herein; provided, however, in each case, that no Holder shall be liable to the Collateral Agent and its Affiliates and its and their respective directors, officers, employees, agents and attorneys for any portion of such expenses, liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Person.

10.4 Reliance.

(a) The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b) The Loan Parties shall be entitled to rely, and shall be fully protected in relying (without investigation or inquiry), upon the Collateral Agent in any instance where the Collateral Agent purports to be acting on behalf of one or more Holders or the Required Holders.

10.5 Delegation of Duties. The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Note Document by or through any one or more sub agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article 10 shall apply to any such sub-agent and to the Affiliates of the Collateral Agent and any such sub-agent.

10.6 Resignation of the Collateral Agent. The Collateral Agent may at any time give notice of its resignation to each Holder and the Company. Upon receipt of any such notice of resignation, the Required Holders shall have the right, in consultation with Holdings and the Company, to appoint a successor. If no such successor shall have been so appointed by the Required Holders and shall have accepted such appointment within thirty (30) days after the retiring Collateral Agent gives notice of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Note Documents and (b) all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to each Holder directly, until such time as the Required Holders appoint a successor Collateral Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Note Documents (if not already discharged therefrom as provided above in this paragraph). After the retiring Collateral Agent’s resignation hereunder and under the other Note Documents, the provisions of this Article 10 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent.

10.7 Collateral Matters. The Holders irrevocably authorize the Collateral Agent, subject to the approval of the Required Holders, at its option and in its discretion:

(a) to release any Lien on any Collateral granted to or held by the Collateral Agent, for the ratable benefit of itself and the Holders, under this Agreement or any other Note Document (A) upon repayment in full of the Obligations, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Note Document, or (C) subject to the terms of this Agreement, if approved, authorized or ratified in writing by the Required Holders; and

(b) to subordinate any Lien on any Collateral granted to or held by the Collateral Agent under any Note Document to the holder of any Lien on such Collateral that is permitted by Section 9.2 hereof.

Upon request by the Collateral Agent at any time, the Holders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 10.7.

10.8 Sharing of Collateral. Until all of the Obligations are paid in full, all Collateral or proceeds thereof received by any Holder other than the Collateral Agent, in connection with the exercise of any right or remedy relating to the Collateral or otherwise shall be segregated and held in trust and forthwith paid over or delivered (a) to the Collateral Agent, for the ratable benefit of itself and the other Holders, in the same form as received together with any necessary endorsements, or (b) as a court of competent jurisdictions may otherwise direct.

10.9 Erroneous Payments.

(a) If the Collateral Agent (x) notifies a Holder or any Person who has received funds on behalf of a Holder (any such Holder or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Collateral Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Collateral Agent) received by such Payment Recipient from the Collateral Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Holder Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Collateral Agent pending its return or repayment as contemplated below in this Section 10.9 and held in trust for the benefit of the Collateral Agent, and such Holder shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than three (3) Business Days thereafter (or such later date as the Collateral Agent may, in its sole discretion, specify in writing), return to the Collateral Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). A notice of the Collateral Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Holder or any Person who has received funds on behalf of a Holder (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Collateral Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Collateral Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Collateral Agent (or any of its Affiliates), or (z) that such Holder, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Collateral Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Holder shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within two Business Days of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Collateral Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Collateral Agent pursuant to this Section 10.9(b).

For the avoidance of doubt, the failure to deliver a notice to the Collateral Agent pursuant to this Section 10.9(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.9(a) or on whether or not an Erroneous Payment has been made.

(c) Each Holder hereby authorizes the Collateral Agent to set off, net and apply any and all amounts at any time owing to such Holder under any Note Document, or otherwise payable or distributable by the Collateral Agent to such holder under any Note Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Collateral Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Collateral Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Holder that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Collateral Agent’s notice to such Holder at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Holder shall be deemed to have assigned its Notes (but not any commitments to purchase Notes) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Collateral Agent may specify) (such assignment of the Notes (but not commitments to purchase Notes) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Collateral Agent in such instance)), and is hereby (together with the Company) deemed to execute and deliver an assignment and assumption as to which the Collateral Agent and such parties are participants with respect to such Erroneous Payment Deficiency Assignment, and such Holder shall deliver any Notes to the Company or the Collateral Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Collateral Agent as the assignee Holder shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Collateral Agent as the assignee Holder shall become a Holder, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Holder shall cease to be a Holder, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable commitments to purchase Notes which shall survive as to such assigning Holder, (D) the Collateral Agent and the Company shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Collateral Agent will reflect in the register its ownership interest in the Notes subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the commitments of any Holder to purchase Notes and such commitments to purchase Notes shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 13.3 (but excluding, in all events, any assignment consent or approval requirements (whether from the Company or otherwise)), the Collateral Agent may, in its discretion, sell any Notes acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Holder shall be reduced by the net proceeds of the sale of such Note (or portion thereof), and the Collateral Agent shall retain all other rights, remedies and claims against such Holder (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Holder (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Collateral Agent on or with respect to any such Notes acquired from such Holder pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Notes are then owned by the Collateral Agent) and (y) may, in the sole discretion of the Collateral Agent, be reduced by any amount specified by the Collateral Agent in writing to the applicable Holder from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Collateral Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Collateral Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Holder, to the rights and interests of such Holder) under the Note Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Note Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Notes that have been assigned to the Collateral Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any other Loan Party; provided that this Section 10.9 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Company relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Collateral Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Collateral Agent from the Company for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Collateral Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 10.9 shall survive the resignation or replacement of the Collateral Agent, any transfer of rights or obligations by, or the replacement of, a Holder, and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Note Document.

Article 11
EVENTS OF DEFAULT

11.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) Default in the payment, after such amounts become due, of the principal (including capitalized interest added to principal in accordance with Section 3.1(d)) of the Notes (whether at redemption, upon acceleration or otherwise), any cash interest accrued thereon (if such interest payment default continues for three (3) Business Days after payment of such interest is due), any fees payable in connection therewith or any Premium;

(b) [Reserved].

(c) Any representation or warranty made by or on behalf of any Loan Party in any of the Note Documents (including the Warrants and the Registration Rights Agreement), or any document contemplated by the Note Documents, is incorrect in any material respect (or in any respect if such representation, warranty, or financial statement is by its terms already qualified as to materiality) when made (or deemed made);

(d) Failure by the Company or any of its Subsidiaries to comply with any term, covenant or provision contained in Sections 8.1, 8.2, 8.3, 8.5, 8.9, 8.12, 8.17, 8.18 or Article 9 of this Agreement;

(e) Failure by any Loan Party to comply with or to perform any other provision of this Agreement or the Registration Rights Agreement (and not constituting an Event of Default under any other provision of this Article 11) and such failure continues unremedied for a period of thirty (30) days (or such longer period as may be agreed to by the Required Holders in their sole discretion) after the earlier of (i) written notice thereof is received by any Loan Party in accordance with Section 13.2 or (ii) a Loan Party obtains knowledge of such failure;

(f) Failure of any Loan Party or any Subsidiary to pay within fifteen (15) days from the date due any payments under any Debt of the Company or its Subsidiaries exceeding $150,000; or the default by such Loan Party or any Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement pursuant to which any such Debt was created or is governed (after the expiration of any applicable cure period, if any), or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or the applicable counterparty to cause, such payable or obligation to become due prior to its stated maturity;

(g) [Reserved];

(h) Any Loan Party or any Subsidiary (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing;

(i) Any involuntary Insolvency Proceeding is commenced or filed against any Loan Party or any Subsidiary, or any writ, judgment, warrant of attachment, warrant of execution or similar process is issued or levied against a substantial part of any Loan Party’s or Subsidiary’s properties which is not stayed or dismissed within thirty (30) days; (ii) any Loan Party or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Loan Party or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor) or other similar Person for itself or a substantial portion of its property or business;

(j) Other than as forth on Schedule 11.1(j), one or more judgments, orders, decrees or arbitration awards is entered against a Loan Party or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), as to any single or related series of transactions, incidents or conditions, of $150,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

(k) Any non-monetary judgment, order or decree is entered against a Loan Party or any Subsidiary which has or would reasonably be expected to have a Material Adverse Effect;

(l) Any Loan Party shall fail to have all required authorizations and licenses, solely to the extent the failure of which would have a Material Adverse Effect individually or in the aggregate.

(m) Any Note Document , the Warrants or the Registration Rights Agreement shall cease to be in full force and effect; or any Loan Party or any Person by, through or on behalf of any Loan Party, shall contest in writing the validity or enforceability of any Note Document, the Warrants or the Registration Rights Agreement;

(n) Any Change of Control shall occur; or

(o) Subject to any Permitted Liens, the Security Agreement shall fail to secure a valid and perfected first priority lien on any Collateral (as defined in the Security Agreement), including, without limitation, one hundred percent (100%) of the Capital Stock of each Subsidiary of the Company (other than any such failure resulting solely from the action or inaction of the Collateral Agent or any Holder).

11.2 Acceleration. If an Event of Default occurs under Section 11.1(h) or (i), then the outstanding principal of, and unpaid interest and Premium on the Notes shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived. If any other Event of Default occurs and is continuing, the Required Holders, by written notice to the Company, may declare the principal of, and unpaid interest and Premium on the Notes to be due and payable immediately. Upon any such declaration of acceleration, such principal and interest shall become immediately due and payable, each holder of any Note shall be entitled to exercise all of its rights and remedies hereunder and under its Note whether at law or in equity.

11.3 Set-Off. Upon the occurrence and during the continuation of an Event of Default, in addition to all other rights and remedies that may then be available to any Holder of Notes, each such Holder is hereby authorized at any time and from time to time, without notice to the Company (any such notice being expressly waived by the Company) to set off and apply any and all indebtedness at any time owing by such Holder to or for the credit or the account of the Company or its Subsidiaries against all amounts which may be owed to such Holder by the Company or its Subsidiaries in connection with this Agreement, any Notes or any other Note Document. If any Holder of Notes shall obtain from any Company payment of any principal of or interest on any Note or payment of any other amount under this Agreement or any Note held by it or any other Note Document through the exercise of any right of set-off, and, as a result of such payment, such Holder shall have received a greater percentage of the principal, interest or other amounts then due hereunder by the Company to such Holder than the percentage received by any other Holders, it shall promptly make such adjustments with such other Holders from time to time as shall be equitable, to the end that all the Holders of Notes shall share the benefit of such excess payment (net of any expenses which may be incurred by such Holder in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Notes or other amounts (as the case may be) owing to each of the Holders of the Notes. To such end, all the Holders of the Notes shall make appropriate adjustments among themselves if such payment is rescinded or must otherwise be restored. Any Holder of any Note taking action under this Section 11.3 shall promptly provide notice to the Company of any such action taken; provided, that the failure of such Holder to provide such notice shall not prejudice its rights hereunder.

11.4 Cumulative Remedies. The enumeration of the rights and remedies of the Collateral Agent and the Holders set forth in this Agreement is not intended to be exhaustive and the exercise by the Collateral Agent and the Holders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Note Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Collateral Agent or the Holders in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Company, the Collateral Agent, the Holders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Note Documents or to constitute a waiver of any Event of Default.

Article 12
INDEMNIFICATION

12.1 Indemnification. In addition to all other sums due hereunder or provided for in this Agreement, the Company and its Subsidiaries, jointly and severally, shall indemnify and hold harmless the Collateral Agent, each Holder and their respective Affiliates and their respective officers, directors, agents, employees, Subsidiaries, partners, members, attorneys, accountants, controlling persons and representatives (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including, without limitation, fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between the Company or any of its Subsidiaries and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities or losses (collectively, “Liabilities”), in each case resulting from or arising out of any breach of any representation or warranty, covenant or agreement of the Company or any of its Subsidiaries in this Agreement or any other Note Document, including without limitation, the failure to make payment when due of amounts owing pursuant to this Agreement or any other Note Document, on the due date thereof (whether at the scheduled maturity, by acceleration or otherwise) or any legal, administrative or other actions (including, without limitation, actions brought by any holders of equity or Debt of the Company or any of its Subsidiaries or derivative actions brought by any Person claiming through or in the Company’s or any of its Subsidiaries’ name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Note Documents, the transactions contemplated thereby, or any Indemnified Party’s role therein or in the transactions contemplated thereby; provided, however, that the Company and its Subsidiaries shall not be liable under this Section 12.1 to an Indemnified Party to the extent such Liabilities resulted solely from the willful misconduct or gross negligence of an Indemnified Party, as determined by a final, non-appealable order of a court of competent jurisdiction; provided, further, that if and to the extent that such indemnification is unenforceable for any reason other than willful misconduct or gross negligence, the Company and its Subsidiaries, jointly and severally, shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under Requirements of Law. In connection with the obligation of the Company and its Subsidiaries to indemnify for expenses as set forth above, each of the Company and its Subsidiaries further agrees, upon presentation of invoices, to reimburse each Indemnified Party for all such expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in connection with any Liabilities) as they are incurred by such Indemnified Party.

12.2 Procedure; Notification. Each Indemnified Party under this Article 12 will, after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Company and its Subsidiaries under this Article 12, notify the Company in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Company of any such action shall not relieve the Company or any of its Subsidiaries from any liability which it may have to such Indemnified Party unless such omission substantially and irrevocably impairs the Company’s or any of its Subsidiaries’ ability to defend the action, claim or other proceeding. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which the Company or any of its Subsidiaries, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Company’s or such Subsidiary’s expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company or any of its Subsidiaries, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. Each of the Company and its Subsidiaries agrees that it will not, without the prior written consent of the Required Holders, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless (i) such settlement, compromise or consent includes an unconditional release of the Collateral Agent and the Holders and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding (ii) the Company has provided reasonable prior notice thereof and (iii) t the Required Holders have provided its prior written consent to such settlement, compromise or consent, which consent will not be unreasonably withheld or delayed. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

Article 13
MISCELLANEOUS

13.1 Survival of Representations and Warranties . All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Collateral Agent or the Holders, acceptance of the Notes and payment therefor, or termination of this Agreement.

13.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service, e-mail or personal delivery:

(a) if to the Collateral Agent:

3800 N. Lamar Blvd.

Suite 200

Austin, TX 78756

Attention: Igor Volshteyn, Matthew Gerritsen

Email: igor.volshteyn@ccurholdings.com; matthew.gerritsen@ccurholdings.com

With a copy (which shall not constitute notice) to:

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022

Facsimile: (212) 536-3901

Attention: Aaron S. Rothman, Esq.

Email: Aaron.Rothman@klgates.com

(b) if to a Purchaser:

as set forth below its name on the signature pages hereto

(c) if to the Company or any Subsidiary:

Neptune Wellness Solutions Inc.

545 Promenade du Centropolis

Suite 100

Laval, Quebec

Canada H7T 0A3

Attention: General Counsel

Email: j.wirt@neptunecorp.com

With a copy (which shall not constitute notice) to:

Eisner, LLP

9601 Wilshire Blvd., 7th Floor

Beverly Hills, CA 90210

Attention: Michael Eisner; Brian Kilb

Email: meisner@eisnerlaw.com; bkilb@eisnerlaw.com

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five (5) Business Days after being deposited in the mail, postage prepaid; or if telecopied or e-mailed, when receipt is acknowledged (including by delivery receipt).

13.3 Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws, the Holders may transfer any of its Notes in whole or in part and may assign its rights under the Note Documents at any time. The Holders may, without the consent of the Company, assign, bifurcate, syndicate, sell, securitize or grant a participation in all or any portion of the Obligations in a private transaction not constituting a public offering, and the Company hereby agrees to cooperate in any such transaction; provided that unless a Default or an Event of Default has occurred and is continuing, no assignee of any Holder shall be a competitor of any Loan Party (as identified by the Company, acting reasonably, in writing to the Collateral Agent and the other Holders from time to time); provided further, that each assignee shall affirm the representation and warranties contained in Article 7. Such transaction shall be negotiated, executed and performed at the transferring Holder’s cost and expense; provided that, the Company shall be responsible for its own legal fees in connection therewith.

(b) The Company may not assign any of its rights, or delegate any of its obligations, under this Agreement without the prior written consent of the Required Holders, and any such purported assignment by the Company without the written consent of the Required Holders shall be void and of no effect. Except as provided in Article 12, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Note Documents.

13.4 Amendment and Waiver.

(a) No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b) Any amendment, waiver, supplement or modification of or to any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and the Required Holders (unless such provision specifically states that such approval is only required by the Collateral Agent) and (ii) only in the specific instance and for the specific purpose for which made or given.

(c) Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

13.5 Signatures; Counterparts; Electronic Execution. Facsimile or other electronic transmissions (including via e-mailed .pdf) of any executed original document and/or retransmission of any executed facsimile or other electronic transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm facsimile or other electronic transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile or .pdf signature) hereto or to any other Note Document, certificate, agreement or document related to this transaction, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Uniform Commercial Code and the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary.

13.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

13.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAWS OF THE STATE

OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

13.8 JURISDICTION, JURY TRIAL WAIVER, ETC.

(a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT THE ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 13.2.

(b) EACH LOAN PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES, OR ANY OF THE OTHER NOTE DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF LOAN PARTIES AND THEIR SUBSIDIARIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE COLLATERAL AGENT OR ANY HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE COLLATERAL AGENT OR ANY HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT THE COLLATERAL AGENT AND THE HOLDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AND THE OTHER NOTE DOCUMENTS TO WHICH IT IS PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

13.9 Severability. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

13.10 Rules of Construction. Unless the context otherwise requires, “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

13.11 Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the other Note Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained in this Agreement, the exhibits and schedules hereto and the other Note Documents. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Note Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

13.12 Certain Expenses. The Company will pay all expenses of the Collateral Agent and the Holders (including, without limitation, reasonable fees, charges and disbursements of one counsel to the Collateral Agent and the Holders, collectively, in addition to the reasonable fees, charges and disbursements of one local counsel, one specialty counsel and a notary, in each case, in each relevant jurisdiction to the Collateral Agent and the Holders, collectively) in connection with (a) any enforcement (by the Collateral Agent or any Holder), amendment, supplement, modification or waiver of or to any provision of this Agreement or any of the other Note Documents or any documents relating thereto (including, without limitation, a response to a request by the Company for the consent of the Required Holders or the Collateral Agent to any action otherwise prohibited hereunder or thereunder), and (b) consent to any departure from the terms of any provision of this Agreement or such other documents.

13.13 Publicity. Except as may be required by Requirements of Law (including filings by any Person with the United States Securities Exchange Commission as required under the Securities Act or other applicable law), none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other party hereto. If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon. Notwithstanding anything herein to the contrary, any party to this Agreement and the other Note Documents (and any employee, representative, or other agent of any such party) may disclose to any and all persons, without limitation of any kind, such party’s tax treatment and the tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, notwithstanding the above, any such information and materials shall be kept confidential to the extent necessary to comply with applicable securities laws. Notwithstanding anything herein to the contrary, the Company shall be permitted to disclose this Agreement and the Note Documents to any Governmental Authority in connection with any licensing or accreditation necessary or desirable to the conduct of the Company’s business (it being understood that the Company shall provide advance notice of such disclosure to the Holders, to the extent practicable).

13.14 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be required or desirable to carry out or to perform the provisions of this Agreement, including without limitation, any post-closing assignment(s) by any Holder of a portion of the Notes to a Person not currently a party hereto, subject to the limitations set forth herein.

13.15 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Note Documents. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any Note Document, this Agreement or such other Note Document shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Note Document. No knowledge of, or investigation, including without limitation, due diligence investigation, conducted by, or on behalf of, the Collateral Agent or any Holder shall limit, modify or affect the representations set forth in Article 6 of this Agreement or the right of any Holder to rely thereon.

13.16 Confidentiality. Each Holder agrees, so long as no Event of Default has occurred and is continuing, to use reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its and its Affiliates’ Related Persons, and such Holder’s or its Affiliates’ underlying investors, beneficial owners or prospective investors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners or the United States Small Business Administration), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process; provided that, other than in connection with routine regulatory examinations, prior notice shall have been given to the Company, to the extent permitted by applicable laws or regulations, so that the Loan Parties may seek an appropriate protective order, and if, failing the entry of a protective order, any Holder is, in the opinion of its counsel, compelled to disclose Confidential Information, it may disclose that portion of the Confidential Information that its counsel advises that it is compelled to disclose and such Holder will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Note Document or any action or proceeding relating to this Agreement or any other Note Document or the enforcement of rights hereunder or thereunder, or to the extent necessary to respond to public statements or disclosures by the Loan Parties or their Related Persons referring to a Holder or any of their Related Persons in violation of the terms of this Agreement, (f) subject to an agreement containing provisions substantially the same as those of this Section 13.16, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, or (ii) any Holder’s financing sources or prospective financing sources, (g) with the consent of the Company or (h) to the extent consisting of general portfolio information that does not identify the Loan Parties.

13.17 Interest Act (Canada) Disclosure.

Wherever in this agreement it is specified that interest is payable at a rate or percentage for a period of 360 days, 365 days or 366 days, the yearly rate or percentage of interest to which such interest rate is equivalent is the rate obtained by multiplying such rate by the actual number of days in the year and dividing by 360, 365 or 366, as the case may be.

13.18 “Interest” Reduction.

If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to the Bank in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Purchasers or the Holders of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by the Purchasers or the Holders of “interest” at a criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary) as follows: first, to the Premium, second, to that portion of the Obligations payable to the Purchasers or Holders constituting fees, expenses (including attorney fees) commissions, costs, other premiums and other amounts required to be paid hereunder that would constitute “interest” for purposes of section 347 of the Criminal Code (Canada) and third, by reducing the amount or rate of interest. In such event and to the extent needed, the provisions of this Agreement that contemplate the amounts to be so reduced shall, to the extent necessary, be deemed severed and deleted from this Agreement to that extent and the remaining provisions of this Agreement shall continue in full force and effect.

13.19 Québec Interpretation.

For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim”, “reservation of ownership” and a “resolutory clause”, (vi) all references to filing, registering or recording under the UCC or PPSA shall be deemed to include publication under the Civil Code of Québec, (vii) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” hypothec as against third parties, (viii) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (ix) an “agent” shall be deemed to include a “mandatary”, (x) “joint and several” shall be deemed to include “solidary”; (xi) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; and (xii) “priority” shall be deemed to include “rank” or “prior claim”, as applicable.

13.20 French Language.

The parties acknowledge that they have required that this Agreement and all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement ou à la suite de la présente convention.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

Company:

NEPTUNE WELLNESS SOLUTIONS INC., a Québec Corporation

By: /s/ Raymond Silcock

Name: Raymond Silcock

Title: Chief Financial Officer

[signature pages continue]

{00702377.DOCX.2} [Note Purchase Agreement – On-Site Fuel Service, Inc.]

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Collateral Agent:

CCUR HOldings, inc.

By: /s/ Igor Volshteyn

Name: Igor Volshteyn

Title: President and CEO

{00702377.DOCX.2} [Note Purchase Agreement – On-Site Fuel Service, Inc.]

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Purchasers:

CCUR HOLDINGS, INC.

By: /s/ Igor Volshteyn

Name: Igor Volshteyn

Title: President and CEO

ADDRESS:

3800 N. Lamar Blvd.

Suite 200

Austin, TX 78756

Attention: Igor Volshteyn, Matthew Gerritsen

Email:

SYMBOLIC LOGIC, INC.

By: /s/ Igor Volshteyn

Name: Igor Volshteyn

Title: President and CEO

ADDRESS:

3800 N. Lamar Blvd.

Suite 200

Austin, TX 78756

Attention: Igor Volshteyn

Email:

{00702377.DOCX.2} [Note Purchase Agreement – On-Site Fuel Service, Inc.]

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Schedule 2.1

Commitments

Purchaser	Initial Notes	Delayed Draw Notes
CCUR HOLDINGS, INC.	$2,280,000	$570,000
SYMBOLIC LOGIC, INC.	$1,720,000	$430,000
Total	$4,000,000	$1,000,000

{00702377.DOCX.2} [Note Purchase Agreement – On-Site Fuel Service, Inc.]

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